Exhibit 10.1

LOAN AGREEMENT
PROVIDING FOR A
SENIOR SECURED BRIDGE TERM LOAN OF
 US$97,000,000

BY AND AMONG

CORSAIR LPG TRANSPORT LLC
CNML LPG TRANSPORT LLC
CMNL LPG TRANSPORT LLC
CJNP LPG TRANSPORT LLC
as Joint and Several Borrowers

and

DORIAN LPG LTD.,
as Parent Guarantor

BY

DNB MARKETS, INC.,
as Mandated Lead Arranger and Book Runner

and

DNB BANK ASA, NEW YORK BRANCH,
 as Facility Agent and Security Trustee

and

THE FINANCIAL INSTITUTIONS IDENTIFIED ON SCHEDULE 1,
as Lenders

as of June 8, 2017

8.	EVENTS OF DEFAULT	35
8.1	Events of Default.	35
8.2	Application of Moneys.	39
8.3	Indemnification.	39
9.	COVENANTS	39
9.1	Affirmative Covenants.	39
9.2	Negative Covenants.	44
9.3	Financial Covenant.	47
9.4	Asset Maintenance.	48
10.	ASSIGNMENT	48
11.	GUARANTEE	50
11.1	The Guarantee.	50
11.2	Obligations Unconditional.	50
11.3	Reinstatement.	51
11.4	Subrogation.	51
11.5	Remedies.	51
11.6	Joint, Several and Solidary Liability.	51
11.7	Continuing Guarantee.	51
12.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC	51
12.1	Illegality.	51
12.2	Increased Costs.	52
12.3	Market disruption.	52
12.4	Notification of market disruption.	53
12.5	Alternative rate of interest during market disruption.	53
12.6	Lender's Certificate Conclusive.	53
12.7	Compensation for Losses.	53
13.	CURRENCY INDEMNITY	53
13.1	Currency Conversion.	53
13.2	Change in Exchange Rate.	53
13.3	Additional Debt Due.	53
13.4	Rate of Exchange.	53
14.	EXPENSES	54
14.1	Fees.	54
14.2	Expenses.	54
15.	APPLICABLE LAW, JURISDICTION AND WAIVER	54
15.1	Applicable Law.	54
15.2	Jurisdiction.	54
15.3	WAIVER OF IMMUNITY.	55
15.4	WAIVER OF JURY TRIAL.	55

16.	THE FACILITY AGENT / THE SECURITY TRUSTEE.	55
16.1	Appointment of Agent.	55
16.2	Security Trustee as Trustee.	55
16.3	Distribution of Payments.	56
16.4	Holder of Interest in Note.	56
16.5	No Duty to Examine, Etc.	56
16.6	Facility Agent and Security Trustee as Lenders.	56
16.7	Obligations of Facility Agent and Security Trustee.	56
16.8	Discretion of Facility Agents and Security Trustee.	57
16.9	Assumption re Event of Default.	57
16.10	No Liability of Agents and the Lenders.	57
16.11	Indemnification of Facility Agent and Security Trustee.	58
16.12	Consultation with Counsel.	58
16.13	Resignation.	58
16.14	Representations of Lenders.	58
16.15	Notification of Event of Default.	59
16.16	Sharing of Payments, Etc.	59
17.	NOTICES AND DEMANDS	59
17.1	Notices.	59
18.	MISCELLANEOUS	60
18.1	Right of Set-off.	60
18.2	Time of Essence.	61
18.3	Unenforceable, etc., Provisions–Effect.	61
18.4	References.	61
18.5	Further Assurances.	61
18.6	Prior Agreements, Merger.	61
18.7	Entire Agreement; Amendments.	61
18.8	Assumption re Event of Default.	62
18.9	Indemnification.	62
18.10	USA Patriot Act Notice; Bank Secrecy Act.	63
18.11	CEA Eligible Contract Participant.	63
18.12	Contractual Recognition of Bail-In.	63
18.13	Counterparts; Electronic Delivery.	64
18.14	Headings.	64
18.15	Publication.	64

EXHIBITS

A	Form of Note
B	Form of Drawdown Notice
C-1	Form of Mortgage
C-2	Form of Deed of Covenants
D	Form of Earnings Assignment
E	Form of Insurances Assignment
F	Form of Interest Rate Agreement Assignment
G	Form of Membership Interest Pledge
H	Form of Assignment and Assumption Agreement
I	Form of Accounts Control Agreement
J	Form of Earnings Account Pledge
K	Form of Vessel Manager's Undertaking
L	Form of Compliance Certificate
M	Form of Interest Notice

SCHEDULE 1	The Lenders and the Swap Banks

SCHEDULE 2	The Vessels

SENIOR SECURED BRIDGE LOAN AGREEMENT
THIS SENIOR SECURED BRIDGE LOAN AGREEMENT (this "Agreement") is made as of June 8, 2017, by and among:
(i) (A) CORSAIR LPG TRANSPORT LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands ("Corsair");
(B) CNML LPG TRANSPORT LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands ("CNML");
(C) CMNL LPG TRANSPORT LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands ("CMNL"); and
(D) CJNP LPG TRANSPORT LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands ("CJNP"), as joint and several borrowers (each, a "Borrower" and collectively, the "Borrowers");
(ii) DORIAN LPG LTD., a corporation incorporated under the laws of the Republic of the Marshall Islands, as guarantor (the "Parent Guarantor");
(iii) DNB MARKETS, INC., as mandated lead arranger (in such capacity, the "Mandated Lead Arranger") and as book runner (in such capacity, the "Book Runner");
(iv) DNB BANK ASA, New York Branch ("DNB Bank"), as facility agent for the Lenders (in such capacity, the "Facility Agent") and as security agent and trustee for the Lenders (in such capacity, the "Security Trustee"); and
(v) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 hereto, as lenders (together with any assignee pursuant to the terms of Section 10 hereof, the "Lenders", and each separately, a "Lender") and as swap banks.
WITNESSETH THAT:
WHEREAS, The Lenders have agreed to make available to the Borrowers a secured bridge term loan facility not exceeding $97,000,000 upon terms and subject to conditions contained herein;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:
1.	DEFINITIONS
1.1          Specific Definitions.  In this Agreement the words and expressions specified herein, including in the preamble hereof, shall, except where the context otherwise requires, have the meanings attributed to them below:
"ABN Credit Agreement"
means that certain Facility Agreement, dated March 23, 2015, between, among others, the Parent Guarantor, as facility guarantor, and ABN Amro Capital USA LLC as administrative agent and security agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

"Acceptable Accounting Firm"
means Deloitte Certified Public Accountant S.A. or such other Public Company Accounting Oversight Board recognized national or international accounting firm as shall be approved by the Facility Agent, such approval not to be unreasonably withheld or delayed;

"Account Bank"	means DNB Bank ASA, acting through its New York Branch;
"Accounts Control Agreement"
means each of the accounts control agreements by and among a Borrower, the Account Bank and the Security Trustee in respect of the relevant Earnings Account entered into pursuant to Section 4.1(y) substantially in the form set out in Exhibit I;

"Affiliate"
means with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or under common control with such Person.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

"Annex VI"	means the Regulations for the Prevention of Air Pollution from Ships to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);
"Anti-Money Laundering Laws"
means (i) any U.S. anti-money laundering laws and regulations, including the U.S. Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations, and (ii) all other applicable non-U.S. anti-money laundering laws and regulations;

"Applicable Rate"	means any rate of interest applicable to the Loan from time to time pursuant to Section 6.1;
"Approved Broker(s)"	means Fearnleys A.S., Steem 1960 (Steensland Shipbrokers), Clarkson Valuations Limited, Braemar ACM Shipbroking and Lorentzen & Stemoco AS;
"Approved Equity Offering"
means an offering by the Parent Guarantor of common stock which results in the delivery of cumulative net proceeds (after deducting underwriting discounts and commissions and all other expenses incurred by the Parent Guarantor and/or any of its Subsidiaries directly in connection with such offering, the "Cumulative Net Equity Proceeds") of at least $50,000,000 to the Parent Guarantor, together with a certificate in a form satisfactory to the Security Trustee, detailing the calculation of the Cumulative Net Equity Proceeds in connection with such offering;

"Assigned Moneys"	means sums assigned to and/or received by the Security Trustee or any Lender pursuant to any Security Document;

"Assignment and Assumption Agreement(s)"	means the Assignment and Assumption Agreement(s) executed pursuant to Section 10 substantially in the form set out in Exhibit H;
"Assignment Notices"
means notices with respect to:

(i) the Earnings Assignments, substantially in the form set out in Exhibit 1 thereto;

(ii) the Insurances Assignments, substantially in the form set out in Exhibit 3 thereto; and

(iii) the Interest Rate Agreement Assignments, in a form approved by the Security Trustee.

"Assignments"	means the Earnings Assignments, the Insurances Assignments and the Interest Rate Agreement Assignments (if any);
"Availability Period"	means the period commencing on the Closing Date and ending on June 12, 2017;
"Bail-In Action"	means the exercise of any Write-down and Conversion Powers;
"Bail-In Legislation"
(a)          in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)          in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

"Banking Day(s)"
means day(s) on which banks in London, England (in relation to LIBOR fixing only), New York, New York and Oslo, Norway are open for the transaction of business of the nature required by this Agreement in the place or places from time to time specified;

"Bankruptcy Code"	means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors;
"Book Runner"	has the meaning ascribed thereto in the preamble;
"Borrower(s)"	has the meanings ascribed thereto in the preamble;
"Break Costs"
means the amount (if any) by which:

(a)          the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an unpaid sum to the last day of the current Interest Period in respect of the Loan or such unpaid sum, had the principal amount or unpaid sum received been paid on the last day of the Interest Period;

exceeds

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or unpaid sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period;

"Cash Equivalents"
means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), and (b) time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000, and (c) such other securities or instruments as the Majority Lenders shall agree in writing;

"Change of Control"
means:

(a) with respect to a Borrower, such Borrower ceases to be directly wholly-owned by the Parent Guarantor, or

(b) with respect to the Parent Guarantor, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than John Hadjipateras, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 33.33 percent of the total voting power of the Parent Guarantor (calculated on a fully diluted basis);

"CJNP"	has the meaning ascribed thereto in the preamble;
"Classification Society"
means a member of the International Association of Classification Societies, approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed), with whom a Vessel is entered and who conducts periodic physical surveys and/or inspections of such Vessel;

"Closing Date"	means the date on which this Agreement has become effective, which is June 8, 2017;
"CMNL"	has the meaning ascribed thereto in the preamble;
"CNML"	has the meaning ascribed thereto in the preamble;
"Code"	means the Internal Revenue Code of 1986, as amended, and any successor statute thereto and any regulation promulgated thereunder;
"Collateral"
means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which the Security Trustee or any Lender has been granted a security interest pursuant to a Transaction Document;

"Commitment(s)"
means in relation to a Lender, the portion of the Loan set out opposite its name in Schedule 1 or, as the case may be, in any relevant Assignment and Assumption Agreement, as such amount shall be reduced from time to time pursuant to Section 5;

"Compliance Certificate"
means a certificate certifying the compliance by each of the Borrowers and the Parent Guarantor with all of its covenants contained herein and showing the calculations thereof in reasonable detail, delivered by each Borrower and the Parent Guarantor to the Facility Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit L or in such other form as the Facility Agent may agree;

"Consolidated EBITDA"
means, for any accounting period, the consolidated net income of the Parent Guarantor for that accounting period:

(a) plus, to the extent deducted in computing the net income of the Parent Guarantor for that accounting period, the sum, without duplication, of:

(i)          all federal, state, local and foreign income taxes and tax distributions;

(ii)          Consolidated Net Interest Expense;

(iii)          depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash compensation expense, non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(iv)          expenses incurred in connection with a special or intermediate survey of a Vessel during such period; and

(v)          any drydocking expenses;

(b) minus, to the extent added in computing the consolidated net income of the Parent Guarantor for that accounting period, (i) any non-cash gains, (ii) any extraordinary gains on asset sales not incurred in the ordinary course of business, (iii) the effect of the termination of the interest rate swaps executed on November 2, 2016 with the Royal Bank of Scotland plc  in respect of the Existing Indebtedness, and (iv) all fees and expenses incurred in connection with this Agreement including any fees set forth herein;

"Consolidated Funded Debt"
means, for any accounting period, the sum of the following for the Parent Guarantor determined (without duplication) on a consolidated basis for such period and in accordance with GAAP consistently applied:

(a)          all Indebtedness; and

(b)          all obligations to pay a specific purchase price for goods or services (other than vessel newbuildings) whether or not delivered or accepted (including take-or-pay and similar obligations) which in accordance with GAAP would be shown on the liability side of a balance sheet;
provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt;

"Consolidated Liquidity"
means, on a consolidated basis, the sum of (a) cash and (b) Cash Equivalents, in each case held by the Parent Guarantor on a freely available and unencumbered basis, provided, that (1) cash and Cash Equivalents shall at all times be deemed to include cash held in the Earnings Accounts (as defined in the ABN Credit Agreement), (2) cash and Cash Equivalents shall at all times be deemed to include all cash amounts on the balance sheet of the Parent Guarantor, and (3) at all times prior to and through May 31, 2018 only,  all cash held in accounts by Helios LPG Pool LLC attributable to the vessels owned directly or indirectly by the Parent Guarantor or its Subsidiaries (to the extent supported by documentation reasonably acceptable to the Facility Agent to be included in the relevant Compliance Certificate);

"Consolidated Net Debt"	means Consolidated Funded Debt less Unrestricted Cash;
"Consolidated Net Interest Expense"
means the aggregate of all interest on Indebtedness that is due from the Parent Guarantor and all of its subsidiaries during the relevant accounting period less (i) interest income received and (ii) amortization of deferred charges and arrangement fees, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Parent Guarantor;

"Consolidated Tangible Net Worth"	means, on a consolidated basis, the total shareholders' equity (including retained earnings) of the Parent Guarantor, minus goodwill and other non-tangible items;
"Consolidated Total Capitalization"	means Consolidated Tangible Net Worth plus Consolidated Funded Debt;
"Constructive Knowledge"
means, with respect to any Person, knowledge of a particular fact, circumstance or set of facts or circumstances which could be obtained by exercising the degree of care which a person of ordinary prudence would exercise in the same or similar circumstances;

"Corsair"	has the meaning ascribed thereto in the preamble;
"Creditors"	means the Lenders, the Facility Agent, the Security Trustee, the Mandated Lead Arranger, the Book Runner and the Swap Banks, and each separately, a "Creditor";
"Current Assets"	shall be determined in accordance with GAAP and as stated in the then most recent financial statements delivered pursuant to Section 9.1(d), but shall also include long-term restricted cash;
"Current Liabilities"
shall be determined in accordance with GAAP and as stated in the then most recent financial statements delivered pursuant to Section 9.1(d), but shall exclude (i) balloon payments due at maturity under this and other credit facilities to which the Parent Guarantor is a party and (ii) at all times prior to and through the Final Payment Date, any amounts booked as current portion of long-term debt (as determined in accordance with GAAP);

"Deed of Covenants"
means any deed of covenants on any Vessel collateral to the Mortgage over that Vessel to be executed by the relevant Borrower in favor of the Security Trustee, and each to be substantially in the form set out in Exhibit C-2 or in such other form as the Facility Agent may agree;

"Default"
means any event that would, with the expiry of a grace period, the giving of notice, the passage of time or the making of any determination under any Transaction Document, or any or all thereof, constitute an Event of Default;

"Default Rate"	means a rate per annum equal to two percent (2.0%) over the Applicable Rate then in effect;
"Designated Jurisdiction"	means the Commonwealth of the Bahamas or such other jurisdiction as may be approved by the Majority Lenders;
"DNB Bank"	has the meaning ascribed thereto in the preamble;
"DOC"	means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;
"Dollars" and the sign "$"
means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

"Drawdown Notice"	has the meaning ascribed thereto in Section 3.3;
"Drawdown Date"	means the date on which the borrowing of the Loan is to occur;
"Earnings Account(s)"
means each of:

(i) that certain account (Account No. 14020001) maintained by Corsair with the Account Bank into which all Assigned Moneys relating to the vessel CORSAIR are to be paid;

(ii) that certain account (Account No. 13508001) maintained by CNML with the Account Bank into which all Assigned Moneys relating to the vessel CAPTAIN MARKOS NL are to be paid;

(iii) that certain account (Account No. 15012001) maintained by CMNL with the Account Bank into which all Assigned Moneys relating to the vessel CAPTAIN NICHOLAS ML are to be paid; and

(iv) that certain account (Account No. 14406001) maintained by CJNP with the Account Bank into which all Assigned Moneys relating to the vessel CAPTAIN JOHN NP are to be paid;

"Earnings Account Pledge(s)"
means each of the pledges of each Earnings Account executed by the respective Borrower in favor of the Security Trustee pursuant to Section 4.1(x) substantially in the form set out in Exhibit J or in such other form as the Facility Agent may agree;

"Earnings Assignment(s)"
means the assignment in respect of the earnings of each Vessel from any and all sources (including requisition compensation) executed by the relevant Borrower in favor of the Security Trustee pursuant to Section 4.1(i), substantially in the form set out in Exhibit D-1 or in such other form as the Facility Agent may agree;

"EBITDA"
means, for any period, with respect to the relevant Borrower and its Subsidiaries, the aggregate, as measured on a trailing twelve (12) month basis, of operating income before giving effect to any deductions for interest, taxes, depreciation and amortization;

"EEA Member Country"	means any member state of the European Union, Iceland, Liechtenstein and Norway;
"Environmental Affiliate(s)"	means any person or entity, the liability of which for Environmental Claims any Security Party may have assumed by contract or operation of law;
"Environmental Approval(s)"	has the meaning ascribed thereto in Section 2.1(p);
"Environmental Claim(s)"	has the meaning ascribed thereto in Section 2.1(p);
"Environmental Law(s)"	has the meaning ascribed thereto in Section 2.1(p);
"ERISA"	means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and regulation promulgated thereunder;
"ERISA Affiliate"
means a trade or business (whether or not incorporated) which is under common control with any Security Party within the meaning of Sections 414(b), (c), (m) or (o) of the Code or which would be considered a member of a "controlled group" with any Security Party or any Subsidiary thereof under Section 4001 of ERISA;

"ERISA Funding Event"
means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii) the failure by any Security Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) a determination that any Plan is, or is expected to be, in "at risk" status (within the meaning of Section 430(i) of the Code); (v) the incurrence by any Security Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (vi) the receipt by any Security Party or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Security Party or ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (vii) any "reportable event", as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period to the PBGC is waived); or (viii) the existence with respect to any Plan of a "prohibited transaction" for purposes of Section 406 of ERISA or Section 4975 of the Code;

"ERISA Termination Event"
means (i) the imposition of any lien under Section 430(k) of the Code or any other lien in favor of the PBGC or any Plan or Multiemployer Plan on any asset of any Security Party or ERISA Affiliate thereof in connection with any Plan or Multiemployer Plan; (ii) the receipt by any Security Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (iii) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; (iv) the institution of proceeding to terminate a Plan or a Multiemployer Plan; (v) the incurrence by any Security Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; or (vi) the occurrence of any other event or condition which might constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

"EU Bail-In Legislation Schedule"	means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
"Event(s) of Default"	means any of the events set out in Section 8.1;
"Exchange Act"	means the Securities and Exchange Act of 1934, as amended;
"Existing Indebtedness"
means that certain senior secured credit facility made available to the Borrowers pursuant to a senior secured loan agreement, dated July 29, 2013, among the Borrowers, the Parent Guarantor, the Royal Bank of Scotland, plc, as facility agent, security trustee and lender (as such document is amended, supplemented or otherwise modified prior to the Closing Date);

"Facility"	means the term loan facility made available to the Borrowers under this Agreement as described in Section 3 (Facility);
"Facility Agent"	has the meaning ascribed thereto in the preamble;
"Fair Market Value"
means, in respect of each Vessel, the appraised value of such Vessel, as determined as an average of the values provided by two Approved Brokers, each Vessel to be valued on a stand-alone basis, free and clear of any Liens, charters or other encumbrances and with no value given to any pooling arrangements.  If the two valuations differ by a margin of more than 10% then a third Approved Broker shall provide a valuation and the value of the Vessel shall be the average of the three valuations.  No appraisal shall be dated more than fourteen (14) days prior to the date on which such appraisal is required pursuant to this Agreement;

"FATCA"	means Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury;
"FATCA Deduction"	means a deduction or withholding from a payment under this Agreement or any Transaction Document required by or under FATCA;

"FATCA Exempt Party"	means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction;
"FATCA Non-Exempt Party"	means a FATCA Relevant Party who is not a FATCA Exempt Party;
"FATCA Non-Exempt Lender"	means any Lender who is a FATCA Non-Exempt Party;
"FATCA Relevant Party"	means each Creditor and Security Party;
"Final Payment"
means, with respect to the Loan, the amount equal to the sum of:

(i) the amount of outstanding principal,

(ii) the amount which is necessary to pay accrued but unpaid interest, and

(iii) any other amounts owing by any Security Party to any Creditor pursuant to any Transaction Document;

"Final Payment Date"	means August 8, 2018;
"Financial Covenants"	means the financial covenants set out in clauses (a) through (e) in Section 9.3;
"Foreign Plan"
an employee benefit plan, program, policy, scheme or arrangement that is not subject to U.S. law and is maintained or contributed by any Security Party or for which any Security Party has or could have any liability;

"Foreign Termination Event"	the occurrence of an event with respect to the funding or maintenance of a Foreign Plan, that could reasonably be expected to result in a lien on, or seizure of, any collateral hereunder;
"Foreign Underfunding"
the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the relevant Security Party's independent auditors for these purposes) over the sum of (i) the assets of such Foreign Plan and (ii) the liability related to such Foreign Plan accrued for financial accounting statement purposes;

"GAAP"	has the meaning ascribed thereto in Section 1.3;
"Governmental Authority"
means any nation or government, any state or other political subdivision thereof and any agency, authority, commission, board, bureau or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

"Hedging Prepayment Proceeds"	means any amount payable to a Borrower as a result of termination or closing out under an Interest Rate Agreement;
"IAPPC"	means a valid international air pollution prevention certificate for a Vessel issued under Annex VI;

"Indebtedness"
means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, (vii) all indebtedness for or in respect of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the negative marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account), (viii) all indebtedness for or in respect of any amount raised by the issue of shares which are classified as borrowings under GAAP, and (ix) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed; the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP;

"Indemnitee"	has the meaning ascribed thereto in Section 18.9;
"Insurances Assignment(s)"
means the assignment in respect of the insurances over each Vessel executed by the relevant Borrower in favor of the Security Trustee pursuant to Section 4.1(i), substantially in the form set out in Exhibit E or in such other form as the Facility Agent may agree;

"Interest Notice"
means a notice from the Borrowers to the Facility Agent to be delivered to the Facility Agent at least three (3) Banking Days prior to the end of any then existing Interest Period and specifying the duration of any relevant Interest Period; substantially in the form of Exhibit M;

"Interest Period"
means (x) each one (1) or three (3) months period, in each case, as selected by the Borrowers in the Interest Notice (provided, that there shall be no more than three (3) occasions of a one-month Interest Period for the duration of this Facility) or (y) in the Lenders' discretion, such other period(s) as may be agreed; provided, however, (i) in each case, that each such Interest Period (if such Interest Period is a whole number of months) which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month, (ii) that if no LIBOR is quoted or available for any Interest Period, the Borrowers shall not request, and the Lenders need not fund, such Interest Period.  If at the end of any then existing Interest Period the Borrower fails to deliver an Interest Notice or an Event of Default shall have occurred and be continuing, the relevant Interest Period shall be three (3) months;

"Interest Rate Agreement(s)"
means any counter-indemnity, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement entered into between a Borrower with the Swap Bank, which is designed to protect such Borrower against fluctuations in interest rates applicable under this Agreement;

"Interest Rate Agreement Assignment"
means the assignment in respect of any Interest Rate Agreement, executed by the relevant Borrower, in favor of the Security Trustee pursuant to Section 4.1(i), substantially in the form set out in Exhibit F or in such other form as the Facility Agent may agree;

"Investment"
means (i) any capital contribution to any Person, (ii) any purchase of any stock, bonds, notes, debentures, other securities or assets constituting a business unit of any Person, or (iii) any other investment in any Person;

"IRS"	means the Internal Revenue Service of the United States Department of the Treasury;
"ISM Code"
means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISPS Code"
means the International Ship and Port Facility Security Code adopted by the International Maritime Organization at a conference in December 2002, and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISSC"	means the International Ship Security Certificate issued pursuant to the ISPS Code;

"Lender(s)"	has the meaning ascribed thereto in the preamble;

"LIBOR"
means, with respect to any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) (rounded upward to the nearest 1/16th of one percent (1%)) of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period as displayed on page LIBOR01 or LIBOR 02 of the Reuters Screen (or any such replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, provided that if such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers); provided further that if on such date no such rate is so displayed for the relevant Interest Period, LIBOR for such period shall be the rate quoted to the Lenders by the Reference Bank at the request of the Lenders as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant Interest Period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period (it being understood and agreed by each of the Borrowers that if LIBOR is below zero, it will be deemed zero);

"Lien"
means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or similar notice under the Uniform Commercial Code or the comparable law of any jurisdiction);

"Loan"	means the senior secured term loan made available on the Drawdown Date by the Lenders to the Borrowers pursuant to this Agreement;
"Majority Lenders"
means, at any time, Lenders whose combined Commitments exceed 66⅔% of the aggregate total Commitments or, after the funding of the Loan, Lenders whose participations in the Loan exceed 66⅔% of the Loan;

"Mandated Lead Arranger"	has the meaning ascribed thereto in the preamble;
"Mandatory Costs"
means in relation to the Loan or an unpaid sum the rate per annum notified by any Lender to the Facility Agent to be the cost to that Lender of compliance with the requirements of the Financial Conduct Authority (UK) and/or the Prudential Regulation Authority (UK) or, in any case, any similar institution which replaces all or any of their functions whose requirements such Lender complies with;

"Margin"
means the rate per annum as follows:

(i) from the Closing Date to and excluding the date that is 6 months following the Closing Date, 2.50%

(ii) from the date that is 6 months following the Closing Date to and excluding the date that is 9 months following the Closing Date, 4.50%

(iii) from the date that is 9 months following the Closing Date to and excluding the date that is 12 months following the Closing Date, 6.50%; and

(iv) from and after the date that is 12 months following the Closing Date, 8.50%;

"Material Adverse Effect"
means a material adverse effect on (i) the ability of the Security Parties, taken as a whole, to meet their respective obligations with regard to any Transaction Document, the Loan and the financing arrangements established in connection therewith, or (ii) the business, property, liabilities, operations, condition (financial or otherwise) or prospects of the Security Parties, taken as a whole;

"Materials of Environmental Concern"	has the meaning ascribed thereto in Section 2.1(p);
"Membership Interest Pledge"
means, in relation to a Borrower, any pledge of limited liability company membership interests of such Borrower, and each to be substantially in the form set out in Exhibit G or in such other form as the Facility Agent may agree;

"Mortgage(s)"
means the first priority Bahamas ship mortgage on each of the Vessels, executed by the relevant Borrower in favor of the Security Trustee pursuant to Section 4.1(i), substantially in the form set out in Exhibit C-1, or such other first preferred/priority ship mortgage given in compliance with such other jurisdiction as all Lenders may approve;

"MTSA"	means the Maritime & Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;
"Multiemployer Plan"
means, at any time, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the three preceding plan years made or accrued an obligation to make contributions;

"Note"
means the promissory note to be executed by the Borrowers, on a joint and several basis, to the order of the Facility Agent pursuant to Section 4.1(c), to evidence the Loan, substantially in the form set out in Exhibit A;

"Operator"	means, in respect of a Vessel, the Person who operates such Vessel and falls within the definition of "Company" set out in rule 1.1.2 of the ISM Code;

"Parent Guarantor"	has the meaning ascribed thereto in the preamble;
"Patriot Act"	has the meaning ascribed thereto in Section 18.10;
"PBGC"	means the Pension Benefit Guaranty Corporation;
"Permitted Liens"	has the meaning ascribed thereto in Section 9.2(a);
"Person"
means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

"Plan"
means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which any Borrower or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA;

"Reference Bank"	means DNB Bank;
"Regulation T"	means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;
"Regulation U"	means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;
"Regulation X"	means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;
"Relevant FMV Percentage"
means a fraction where (i) the numerator is the Fair Market Value of the relevant Vessel lost or sold and (ii) the denominator is the sum of the Fair Market Value of the relevant Vessel and all other Vessels that have been mortgaged to the Security Trustee, in each case, determined in accordance with the definition of "Fair Market Value" on the basis of the most recent valuations delivered to the Facility Agent;

"Resolution Authority"	means any body which has authority to exercise any Write-down and Conversion Powers;
"Restricted Party"
means a Person that is:

(i)  listed on any Sanctions List or the subject of Sanctions (whether designated by name or by reason of being included in a class of person); or

(ii)  located in or incorporated under the laws of any country or territory that is the subject of country- or territory-wide Sanctions; or

(iii) directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (i) and/or (ii) above provided, that a Person shall be a Restricted Party only to the extent that a Creditor or a Person organized or resident in the jurisdiction of a Sanctions Authority would be prohibited by a Sanctions Authority from dealing with such Person;

"Sanctions"
means any applicable (to any Creditor, any Security Party, any of such Security Party's respective Subsidiaries, and any of the directors, officers or affiliates of a Security Party or Subsidiary of a Security Party and to the knowledge of the Security Parties, any of the employees, agents, or representatives of a Security Party or Subsidiary of a Security Party) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes administered or enforced by any Sanctions Authority; provided that, such laws, regulations and orders shall be applicable only to the extent such laws, regulations and orders are not in conflict with the laws of the United States of America;

"Sanctions Authority"	means the Norwegian State, the United Nations, the European Union, the United States of America, and any authority acting on behalf of any of them in connection with Sanctions;
"Sanctions List"
means the "Specially Designated Nationals and Blocked Persons List" maintained by U.S. Office of Foreign Assets Control (OFAC) and any other similar or equivalent published list of individuals or entities maintained by a Sanctions Authority having jurisdiction over the relevant party, as the same may be amended, supplemented or substituted from time to time;

"Security Document(s)"
means the Mortgages, the Deeds of Covenant, the Assignments, the Membership Interest Pledge, the Earnings Account Pledge(s), the Accounts Control Agreement, the Vessel Manager's Undertaking and any other documents that may be executed as security for the Loan and the Borrowers' obligations in connection therewith;

"Security Party"	means each of the Borrowers and the Parent Guarantor;
"Security Trustee"	has the meaning ascribed thereto in the preamble;
"SMC"	means the safety management certificate issued in respect of a vessel in accordance with rule 13 of the ISM code;
"Subsidiary(ies)"
means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other Subsidiaries of such Person;

"Swap Bank(s)"	means each of the financial institutions identified as a swap bank on Schedule 1 hereof or such other financial institution approved by the Lenders;

"Taxes"
means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of any Lender imposed by its jurisdiction of incorporation or formation, or its applicable lending office, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless and only to the specific extent such jurisdiction is asserted by reason of the activities of the Borrowers) or any taxes imposed under FATCA;

"Transaction Documents"	means each of this Agreement, the Note, the Security Documents, any Interest Rate Agreement and any other document designated as such by the Facility Agent and the Borrowers;
"Uniform Commercial Code"	means the Uniform Commercial Code of the State of New York;
"Unrestricted Cash"	means, on a consolidated basis, all unencumbered and freely available cash and Cash Equivalents of the Parent Guarantor;
"Vessel(s)"	means the vessels described on Schedule 2;
"Vessel Manager"
means the Parent Guarantor, any Affiliate controlled by the Parent Guarantor or any other management company which will commercially and technically manage the Vessels with the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld or delayed;

"Vessel Manager's Undertaking"
means each of the undertakings made or to be made by the Vessel Manager in favor of the Lenders in respect of a Vessel, substantially in the form set out in Exhibit K or in such other form as the Facility Agent may agree;

"Withdrawal Liability(ies)"	means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA; and
"Write-down and Conversion Powers"
means:

(a)          in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)          in relation to any other applicable Bail-In Legislation:

(i)          any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)          any similar or analogous powers under that Bail-In Legislation.

1.2          Computation of Time Periods; Other Definitional Provisions.  In this Agreement, the Note, the Security Documents and any other Transaction Document, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding"; words importing either gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Note or such Security Document or any other Transaction Document, as applicable; references to agreements and other contractual instruments (including any Transaction Document) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of the Transaction Documents); references to any matter that is "approved" or requires "approval" of a party means approval given in the sole and absolute discretion of such party unless otherwise specified; words importing the plural include the singular and vice versa.
1.3          Accounting Terms.  Unless otherwise specified herein, all accounting terms used in this Agreement, the Note, the Security Documents and any other Transaction Document shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent or the Lenders, as the case may be, under this Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States ("GAAP") as amended from time to time including amendments to GAAP made as a result of the conformity of GAAP to International Financial Reporting Standards in effect.
1.4          Certain Matters Regarding Materiality.  To the extent that any representation, warranty, covenant or other undertaking of any Borrower in this Agreement is qualified by reference to those which are not reasonably expected to result in a "Material Adverse Effect" or language of similar import, no inference shall be drawn therefrom that the Facility Agent, Security Trustee or Lenders have knowledge or approves of any noncompliance by such Borrower with any law, regulation, order or governmental rule.
1.5          Forms of Documents.  Except as otherwise expressly provided in this Agreement, references to documents or certificates "substantially in the form" of Exhibits to another document means that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 18.7 of this Agreement, as the case may be, or the correlative provisions of the Security Documents and any other Transaction Document.

2.	REPRESENTATIONS AND WARRANTIES
2.1          Representations and Warranties.  In order to induce the Creditors to enter into this Agreement and to make the Loan available to the Borrowers, each Security Party hereby represents and warrants to the Creditors on the date of this Agreement that:
(a)          Due Organization and Power.  Each Security Party is duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of formation or incorporation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under the Transaction Documents to which it is a party, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements;
(b)          Authorization and Consents.  All necessary corporate or limited liability company action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its obligations under Transaction Documents to which it is a party and to borrow, service and repay the Loan and no further consents or authorities are necessary for the service and repayment of the Loan or any part thereof;
(c)          Binding Obligations.  Each Transaction Document to which a Security Party is a party constitutes or will, when executed and delivered, constitute the legal, valid and binding obligations of such Security Party that is party thereto, enforceable against such Security Party in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;
(d)          No Violation.  The execution and delivery of, and the performance of the provisions of each of the Transaction Documents to which it is party by each Security Party do not contravene any applicable law or regulation existing at the date hereof material to the conduct of such Security Party's business or any contractual restriction binding on such Security Party (including, without limitation, the terms of the ABN Credit Agreement, or its articles of incorporation, certificate of formation, by-laws or operating agreement (or equivalent instruments) thereof and that the proceeds of the Loan shall be used by the Borrowers exclusively for their own account and for the purposes set forth in Section 3.1;
(e)          Filings; Stamp Taxes.  Other than the recording of the Mortgages with the Maritime Authority of the Commonwealth of the Bahamas and the filing of Uniform Commercial Code financing statements in respect of the Assignments, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of the Transaction Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to the Transaction Documents;
(f)          Litigation.  No action, suit or proceeding is pending or (to the best of each Security Party's knowledge) threatened against it before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(g)          No Default.  No Security Party is in default under any material agreement by which it is bound, or is in default in respect of any financial commitments or obligations;
(h)          Vessels.  Each Vessel is:
(i)
in the sole and absolute ownership of the relevant Borrower and duly registered in its name under the laws and flag of the Designated Jurisdiction, unencumbered, save and except for the relevant Mortgage recorded against it and as permitted hereby and thereby;

(ii)	classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations or adverse notations;
(iii)	operationally seaworthy and in every way fit for its intended service; and
(iv)
insured in accordance with the provisions of Section 9.1(v) hereof and all requirements of the relevant Deed of Covenants and the requirements thereof in respect of such insurances have been complied with;

(i)          [Intentionally Omitted];
(j)          Financial Information.  On or prior to the date hereof, all financial statements, information and other data furnished by any Security Party to the Facility Agent or any Lender in writing, as the case may be, are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements and it has no material contingent obligations, liabilities for taxes or other outstanding financial obligations;
(k)          Tax Returns.  Each Security Party has filed all tax returns required to be filed by it and have paid all taxes payable by them which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;
(l)          ERISA.  No ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding exists or has occurred within the past five years, or is reasonably expected to exist or occur with respect to any Plan maintained or contributed to by a Security Party or any ERISA Affiliate of a Security Party that has not been disclosed in writing to the Facility Agent.  The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code (excluding a prohibited transaction attributable to the status or activities of a Creditor due to its holding Plan assets);
(m)          Chief Executive Offices.  For purposes of the Uniform Commercial Code, each Security Party's chief executive office is at 27 Signal Road, Stamford, CT 06902, USA;

(n)          Brokerage Commissions, etc.  No Person has any claims against any of the Security Parties in respect of any brokerage commission, finder's fee, or other compensation relating to any Vessel, the Loan or any other transaction contemplated by this Agreement;
(o)          Equity Ownership.  Each Borrower is beneficially and directly owned one-hundred percent (100%) by the Parent Guarantor;
(p)          Environmental Matters and Claims.  (a) Except as heretofore disclosed in writing to the Facility Agent (i) each of the Security Parties and the Vessel Manager (who is a Security Party or an Affiliate thereof) will, when required under applicable law to operate its business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements to which any is a party relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws"); (ii) each of the Security Parties and the Vessel Manager (who is a Security Party or an Affiliate thereof) will, when required under applicable law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required under applicable law, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) each of the Security Parties and the Vessel Manager (who is a Security Party or an Affiliate thereof) has not received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or Governmental Authority, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by it in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened against any of the Security Parties or the Vessel Manager (who is a Security Party or an Affiliate thereof) and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against a Security Party the adverse disposition of which may result in a Material Adverse Effect;
(q)          Liens.  (i) in respect of each Borrower, there are no liens of any kind on any property owned by it other than Permitted Liens, and (ii) in respect of the Parent Guarantor, there are no liens of any kind on any property owned by it constituting Collateral;
(r)          Indebtedness.  The Borrowers have no Indebtedness other than the Indebtedness contemplated by this Agreement;

(s)          Payment Free of Taxes.  All payments made or to be made by any Security Party under or pursuant to the Transaction Documents shall be made free and clear of, and without deduction or withholding for an account of, any Taxes, subject to compliance with Section 7.4;
(t)          No Proceedings to Dissolve.  There are no proceedings or actions pending or contemplated by any Borrower, or to the best knowledge of any Security Party contemplated by any third party, to dissolve or terminate any Security Party;
(u)          Solvency.  With respect to any Security Party, (i) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (ii) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (iii) it does not and will not have unreasonably small capital (as such phrase is used in the Bankruptcy Code) with which to continue its business, and (iv) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;
(v)          Compliance with Laws.  Each Security Party is in compliance with all applicable laws except where the failure to comply would not alone or in the aggregate result in a Material Adverse Effect;
(w)          Citizenship.  Each of the Borrowers is a "non-resident limited liability company" and the Parent Guarantor is a "non-resident corporation", in each case, under the laws of the Republic of the Marshall Islands, as such term is utilized in The Business Corporations Act and Secured Transactions Act of 2007 of the Republic of the Marshall Islands;
(x)          Investment Company.  No Security Party is required to be registered as an "investment company" (as defined in the Investment Company Act of 1940, as amended);
(y)          Margin Stock.  None of the proceeds of the Loan will be used to purchase or carry margin stock within the meanings of Regulations T, U or X of the Board of Governors of the Federal Reserve System; no Security Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System;
(z)          Sanctions and Anti-Money Laundering Laws.
(i)
No Security Party or its respective Subsidiaries, and none of the Affiliates, directors, officers, and to the knowledge of any Security Party, employees, agents and representatives of a Security Party or Subsidiary is (A) a Restricted Party or (B) in breach of Sanctions,

(ii)
To the knowledge of any Security Party, no Security Party or its respective Subsidiaries, and none of the Affiliates, directors, officers, employees, agents and representatives of a Security Party or Subsidiary is the subject or target of a complaint, claim, proceeding, formal notice, investigation or other action by any Sanctions Authority;

(iii)
Each Security Party and its Subsidiaries, and, to the knowledge of any Security Party, any of the Affiliates and the directors, officers, employees, agents, representatives and advisors of such Security Party and of such Security Party's Affiliates, is and has been in compliance with Anti-Money Laundering Laws; and

(iv)
None of the Security Parties, nor their Subsidiaries, are using or have used the Facility or the proceeds from the Facility, directly or indirectly, to lend, contribute, provide or otherwise make available funds to (1) a Restricted Party, or (2) a person or entity for the purpose of engaging in any activities targeted by, or in violation of, Sanctions or Anti-Money Laundering Laws, or that will otherwise result in a violation of Sanctions and Anti-Money Laundering Laws by such Security Party or such Subsidiary, or, to the knowledge of any Security Party, any of the Affiliates, directors, officers, employees, agents, representatives and advisors of the foregoing;

(aa)          Material Adverse Change.  No material adverse change has occurred with respect to the financial condition or operations of any of the Security Parties; and
(bb)          Repetition.  The representations and warranties made herein and in any certificate or other document delivered pursuant to hereto or in connection herewith shall survive the making of the Loan.  Each of such representations and warranties shall be deemed to be made by each Security Party by reference to the facts and circumstances then existing on the date of the Drawdown Notice and the Drawdown Date.  The following representations and warranties shall be deemed to be made by each Security Party by reference to the facts and circumstances then existing on the first day of each Interest Period:  Sections 2.01(a) (Due Organization and Power), 2.01(b) (Authorization and Consents), 2.01(c) (Binding Obligations), 2.01(d) (No Violation), 2.01(i) (Financial Information), 2.01(l) (ERISA), 2.01(u) (Solvency) and 2.01(z)(Sanctions and Anti-Money Laundering).
3.	THE FACILITY
3.1          Purposes.   (a) The Lenders shall make the Loan available to the Borrowers to refinance the Existing Indebtedness, to pay any expenses relating to this Agreement and the other Transaction Documents and for general corporate purposes.
(b)          Making of the Facility.  Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will, not later than 11:00 a.m. New York City time on the Drawdown Date, make its portion of the Facility, immediately available in New York City to the Facility Agent at its address set forth on Schedule 1 or to such account of the Facility Agent most recently designated by it for such purpose by notice to the Lenders.  Unless the Facility Agent determines that any applicable condition specified in Sections 4.1 has not been satisfied, the Facility Agent will make the funds so received from the Lenders available to the Borrowers at the aforesaid address, subject to the receipt of the funds by the Facility Agent as provided in the immediately preceding sentence, not later than 2:30 P.M. (New York City time) on the Drawdown Date, and in any event as soon as practicable after receipt.
(c)          [Intentionally Omitted].
(d)          Availability of Loan.  The Facility shall be available for drawing in a single advance during the Availability Period.  Any portion of the Facility that is not drawn on the Drawdown Date shall be canceled automatically and the amount of the Facility shall be reduced accordingly.

3.2          Receipt of Funds.  Unless the Facility Agent has received notice from a Lender prior to the Closing Date that such Lender will not make available to the Facility Agent such Lender's share of the Loan, the Facility Agent may assume that such Lender has made such share available to the Facility Agent on the date of the Loan in accordance with this Section 3.2 and the Facility Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Facility Agent, such Lender and the Borrowers (but without duplication) severally agree to repay to the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Facility Agent, at (i) in the case of the Borrower, a rate per annum equal to the Applicable Rate and (ii) in the case of such Lender, the actual costs of funds incurred by the Facility Agent for such funds.  If such Lender shall repay to the Facility Agent such corresponding amount, such amount so repaid shall constitute such Lender's share of the Loan included in such Loan for purposes of this Agreement as of the date such Loan was made.  Nothing in this Section 3.2 shall be deemed to relieve any Lender of its obligation to make its share of the Loan to the extent provided in this Agreement.  In the event that the Borrowers are required to repay the Loan to the Facility Agent pursuant to this Section 3.2 as between the Borrowers and the defaulting Lender, the liability for any breakfunding costs as described in Section 4.4 shall be borne by the defaulting Lender.  If the defaulting Lender has not paid any such breakfunding costs upon demand by the Facility Agent therefor, the Borrowers shall pay such breakfunding costs upon demand by the Facility Agent and the Borrowers shall be entitled to recover any such payment for breakfunding costs made by the Borrowers from the defaulting Lender.
3.3          Drawdown Notice.  The Borrowers shall, by 10:00 a.m. New York City time on a day which is at least three (3) Banking Days (or fewer Banking Days if agreed by the Lenders) before the Drawdown Date, serve a notice (a "Drawdown Notice"), substantially in the form of Exhibit B, on the Facility Agent, which notice shall (a) be in writing addressed to the Facility Agent, (b) be effective on receipt by the Facility Agent, (c) specify the amount of the Facility to be drawn, (d) specify the Banking Day on which the Facility is to be drawn, (e) specify the disbursement instructions, (f) specify the Interest Period and (g) be irrevocable.
3.4          Effect of Drawdown Notice.  Delivery of a Drawdown Notice shall be deemed to constitute a warranty by the Borrowers (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of the Drawdown Notice and will be true and correct on and as of the Drawdown Date as if made on such date, and (b) that no Event of Default nor any event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.
4.	CONDITIONS PRECEDENT
4.1          Conditions Precedent to Closing.  The effectiveness of this Agreement and the obligation of the Lenders to make the Loan available to the Borrowers under this Agreement shall be expressly subject to the following conditions precedent:
(a)          Corporate Authority.  The Facility Agent shall have received the following documents in form and substance satisfactory to the Facility Agent:
(i)
copies, certified as true and complete by an officer of each of the Borrowers, of the resolutions of the directors, members or managers thereof evidencing approval of the Transaction Documents to which each is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)
copies, certified as true and complete by an officer of the Parent Guarantor, of the resolutions of the directors, members or managers thereof evidencing approval of this Agreement and the other Transaction Document to which it is party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)
copies, certified as true and complete by an officer of the relevant Security Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Security Parties as may be required by the Lenders), approvals or consents with respect to the Transaction Documents;

(iv)
copies, certified as true and complete by an officer of each Security Party, of the certificate of formation or the articles of incorporation, the operating agreement or the by-laws, as the case may be, or equivalent instruments thereof;

(v)
certificate of an authorized officer of each Borrower certifying as to the record ownership of all of its issued and outstanding capital stock or limited liability company membership interests, as the case may be;

(vi)	certificate of the jurisdiction of formation of each Security Party as to the good standing thereof;
(vii)
copies, certified as true and complete by an officer of each of the Security Parties, of the names and true signatures of the officers of such Security Parties signing each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder; and

(viii)
a certificate signed by the Chairman, President, Executive Vice President, Treasurer, Comptroller, Controller or chief financial officer of (A) each of the Borrowers to the effect that no Default or Event of Default shall have occurred and be continuing and (B) each of the Security Parties to the effect that the representations and warranties of such Security Party contained in this Agreement are true and correct as of the date of such certificate.

(b)          This Agreement.  The Borrowers shall have duly executed and delivered this Agreement to the Facility Agent;
(c)          The Note.  The Borrowers shall have duly executed and delivered the Note;
(d)          Membership Interest Pledge.  The Parent Guarantor shall have duly executed and delivered the Membership Interest Pledge, pledging 100% equity interests in the Borrowers in favor of the Security Trustee and delivered to the Security Trustee all such certificates, instruments and other documents required thereunder, including any membership interest certificates evidencing such equity interests (if so certificated);

(e)          Fees.  The Creditors shall have received payment in full of all fees and expenses due to each thereof pursuant to the terms hereof on the date when due including, without limitation, all fees and expenses due under Section 14 and under that certain letter agreement, dated May 31, 2017, between the Parent Guarantor and the Mandated Lead Arranger;
(f)          The Vessels.  The Facility Agent shall have received evidence satisfactory to it that each Vessel is:
(i)
in the sole and absolute ownership of the relevant Borrower and duly registered in its name under the laws and flag of the Designated Jurisdiction, unencumbered, save and except for the relevant Mortgage recorded against it and as permitted hereby and thereby;

(ii)	classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations or adverse notations;
(iii)	is operationally seaworthy and in every way fit for its intended service; and
(iv)
insured in accordance with the provisions of Section 9.1(v) hereof and all requirements of the relevant Deed of Covenants and the requirements thereof in respect of such insurances have been complied with (including, but not limited to, letters of undertaking from the insurance brokers, including confirmation notices of assignment, notices of cancellation and loss payable clauses acceptable to the Lenders);

(g)          Mortgages.  Each Borrower shall have duly executed, and delivered to the Facility Agent, the Mortgage over each of its Vessels and the Deed of Covenants appurtenant thereto;
(h)          Recording of the Mortgages.  The Facility Agent shall have received satisfactory evidence that the Mortgage over each Vessel has been duly recorded under the laws of the relevant Designated Jurisdiction and each Mortgage constitutes a first priority mortgage lien under the laws of such Designated Jurisdiction;
(i)          Assignments.  Each Borrower shall have duly executed and delivered to the Facility Agent:
(i)	an Insurances Assignment over its Vessel;
(ii)	an Earnings Assignment over its Vessel;
(iii)	an Interest Rate Agreement Assignment over any Interest Rate Agreement; and
(iv)	the Assignment Notices with respect to the above mentioned Assignments;

(j)          Drawdown Notice.  The Facility Agent shall have received a Drawdown Notice in accordance with the terms of Section 3.3.
(k)          Vessels Liens.  Each Borrower shall deliver to the Facility Agent evidence satisfactory to it and to its counsel that, save for the liens created by the relevant Mortgage, there are no liens, charges or encumbrances of any kind whatsoever on its Vessels, or on its earnings except as permitted hereby or by any of the Security Documents;
(l)          Compliance with ISM Code, ISPS Code, Annex VI and MTSA.  Each Borrower shall deliver to the Facility Agent evidence satisfactory to it and to its counsel that each of its Vessels complies and the Operator complies with the requirements of the ISM Code, ISP Code, Annex VI and MTSA including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto and the Facility Agent shall have received a copy of the DOC, SMC, ISSC and IAPPC for such Vessel;
(m)          No Threatened Withdrawal of DOC, ISSC, SMC or IAPPC.  Each Borrower shall deliver to the Facility Agent a certificate of such Borrower certifying that there is no actual or, to the best of such Borrower's knowledge, threatened withdrawal of any Operator's DOC, ISSC, SMC, IAPPC or other certification or documentation related to the ISM Code, ISPS Code, Annex VI or otherwise required for the operation of each of its Vessels or in respect to any of such Borrower's Vessels;
(n)          Evidence of Current COFR.  The Facility Agent shall have received evidence of current compliance with any applicable requirement for a Certificate of Financial Responsibility pursuant to the Oil Pollution Act 1990 for each Vessel, as applicable, or a certificate from an officer of the relevant Borrower that none is required;
(o)          Vessel Appraisals.  The Facility Agent shall have received appraisals of each Vessel from Approved Brokers, in form and substance satisfactory to the Facility Agent, so as to determine the Fair Market Value of each such Vessel, accompanied by a certificate evidencing that the amount of the Loan to be advanced on the Drawdown Date is equal to or less than 46.5% of the Fair Market Value of the Vessels;
(p)          Insurance Report.  The Facility Agent shall have received (if requested at its option) a detailed report from a firm of independent marine insurance consultants appointed by the Facility Agent in respect of the insurances on each Vessel, in form and substance satisfactory to the Facility Agent, the cost of such report to be for the account of the Borrowers;
(q)          Vessel Manager Undertakings.  Each Vessel Manager shall have duly executed and delivered to the Facility Agent the Vessel Manager's Undertaking relating to the relevant Vessel, and the relevant Borrower shall have delivered a copy of the management agreement between the Vessel Manager and such Borrower;
(r)          UCC Filings.  Each relevant Borrower shall have duly delivered to the Facility Agent the Uniform Commercial Code financing statements for filing with the State of Connecticut, the District of Columbia and in such other jurisdictions as the Facility Agent may reasonably require;
(s)          Financial Statements.  Each of the Security Parties shall have delivered to the Facility Agent the financial statements of the type described under Section 9.1(d) requested by the Facility Agent for the period ending December 31, 2016;

(t)          Licenses, Consents and Approvals.  The Facility Agent shall have received satisfactory evidence that all necessary licenses, consents and approvals in connection with the transactions contemplated by the Transaction Documents have been obtained;
(u)          Know Your Customer Requirements.  The Facility Agent shall have received documentation to its satisfaction in connection with its know your customer requirements;
(v)          Environmental Claims.  The Lenders shall be satisfied that none of the Security Parties or Vessel Manager (who is a Security Party or an Affiliate thereof) is subject to any Environmental Claim;
(w)          Earnings Account.  The Borrowers shall have established the Earnings Accounts with the Account Bank into which Assigned Moneys are to be paid;
(x)          Earnings Account Pledges.  Each of the Borrowers shall have executed and delivered to the Facility Agent an Earnings Account Pledge relating to its Earnings Account(s);
(y)          Accounts Control Agreement.  Each of the Borrowers, the Account Bank and the Security Trustee shall have executed and delivered to the Facility Agent the Accounts Control Agreement; and
(z)          Legal Opinions.  The Facility Agent shall have received legal opinions addressed to the Lenders from (i) Seward & Kissel LLP and (ii) LennoxPaton, in each case in such form and substance as the Facility Agent may require, as well as such other legal opinions as the Facility Agent shall have required as to all or any matters under the laws of the State of New York, the Commonwealth of the Bahamas and the Republic of the Marshall Islands.
(aa)          Existing Indebtedness.  Substantially simultaneously upon the funding of the Loan, all Existing Indebtedness shall have been paid in full, and all liens on the Collateral shall have been released and reassigned by the lenders of the Existing Indebtedness.
4.2          Breakfunding Costs.  In the event that, on the date specified for the making of the Loan in the Drawdown Notice, any Lender shall not be obliged under this Agreement to make the Loan or any portion thereof available resulting from the failure of any conditions precedent under Section 4.1 of the Loan Agreement to be satisfied, the Borrowers shall indemnify and hold such Lender fully harmless against any losses (including, without limitation, any Break Costs) which such Lender may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of such Drawdown Notice and the certificate of such Lender shall, absent manifest error, be conclusive and binding on the Borrowers as to the extent of any such losses.
4.3          Satisfaction after Closing.  Without prejudice to any of the other terms and conditions of this Agreement, in the event the Lenders, in their sole discretion, execute this Agreement prior to the satisfaction of all or any of the conditions referred to in Sections 4.1, each Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days after the date hereof (or such longer period as the Lenders, in their sole discretion, may agree).
5.	REPAYMENT AND PREPAYMENT
5.1          Repayment.  Each of the Borrowers shall, on a joint and several basis, repay the principal amount of the Loan on the Final Payment Date.

5.2          Voluntary Prepayment; Termination of Commitments.  (a) Subject to delivery of the notices and the minimum payment amounts required by this Section 5.2, Borrowers may, at their option, on any Banking Day, prepay all or any portion of the Loan.  Borrowers shall, on a joint and several basis, compensate the Lenders for any loss, cost or expense incurred by them as a result of a prepayment made on any day other than the last day of the applicable Interest Period in accordance with the provisions of Section 5.5.  Prepayments made pursuant to this Section 5.2 shall be without penalty or premium.  Any prepayment shall be in a minimum amount of One Million Dollars ($1,000,000) (with increments of One Million Dollars ($1,000,000)) or the full amount of the Loan then outstanding.  The Borrowers shall deliver to the Facility Agent notice of such prepayment not less than five (5) Banking Days prior to the date on which Borrowers intend to make such prepayment (which notice shall be irrevocable and shall specify the date and amount of prepayment).
(b)          The Borrowers may, if they give the Facility Agent not less than 10 Banking Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $10,000,000) of the Facility.  Any cancellation under this Section 5.2(b) shall reduce the Commitments of the Lenders.  The unutilised Commitment (if any) of each Lender shall be automatically cancelled at close of business on the date on which the Loan is made available.
5.3          Borrowers' Obligations Absolute.  Each Borrower's obligations to pay each Creditor hereunder and under the Note shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any of the Borrowers may have or have had against any Creditor.
5.4          Mandatory Prepayment; Sale or Loss; Change of Control.  (a) Upon the occurrence of:
(i) the receipt of the proceeds from a sale of a Vessel (or 100% equity interests in a Borrower); or
(ii) the earlier of (x) one hundred and eighty (180) days after the actual, constructive or compromised loss of a Vessel, or one hundred and twenty (120) days after the requisition of title, nationalization, confiscation or expropriation of a Vessel and (y) the date on which the insurance proceeds in respect of such loss are received by a Borrower, the Borrowers shall repay the Loan in an amount equal to the higher of (A) the then outstanding amount of the Loan multiplied by a ratio of one over the aggregate number of Vessels financed by the Loan immediately prior to such sale or loss and (B) the Relevant FMV Percentage of the Loan.
(b)          Upon the occurrence of a Change of Control (other than in connection with the sale of 100% equity interests in a Borrower in accordance with Section 5.4), the Borrowers shall repay the Loan in full.
(c)          Upon receipt of any Hedging Prepayment Proceeds, the Borrowers shall repay the Loan in an amount equal to such Hedging Prepayment Proceeds.
5.5          Interest and Costs with Prepayments/Application of Prepayments.  Any prepayment of the Loan made hereunder (including, without limitation, those made pursuant to Sections 5 and 12) shall be subject to the condition that on the date of prepayment by or on behalf of a Borrower all accrued interest to the date of such prepayment shall be paid in full or portions thereof being prepaid, together with any Break Costs (as certified by the relevant Lender, which certification shall, absent any manifest error, be conclusive and binding on such Borrower).  All prepayments of the Loan shall be applied towards the Final Payment.  No amounts pre-paid or repaid will be available for re-borrowing.

6.	INTEREST AND RATE
6.1          Applicable Rate.  Each of the Borrowers shall, on a joint and several basis, pay to the Lenders interest on the unpaid principal amount of the Loan until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof at the Applicable Rate, which shall be the rate per annum which is equal to the aggregate of (a) LIBOR for the relevant Interest Period plus (b) the Margin plus (c) Mandatory Costs, if any.  Each such determination, absent manifest error, shall be conclusive and binding upon such Borrower.  Accrued interest on the Loan shall be payable in arrears on the last day of each Interest Period, except that if the Borrowers shall select an Interest Period in excess of three (3) months, accrued interest shall be payable during such Interest Period on each three (3) month interval from the commencement of such Interest Period until the end of such Interest Period.
6.2          Default Rate. (a)   Notwithstanding the foregoing, each of the Borrowers agrees that after the occurrence and during the continuance of an Event of Default, the Loan and any other outstanding amount under the Transaction Documents shall bear interest at the Default Rate.  In addition, each of the Borrowers hereby promises to pay interest at the Default Rate on any other amount payable by the Borrowers hereunder or under any other Transaction Document which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid.  Any interest at the Default Rate (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of the then applicable Interest Period but will remain immediately due and payable.  Interest payable at the Default Rate shall be payable from time to time on demand of the Facility Agent.
6.3          [Intentionally Omitted].
6.4          Maximum Interest.  Anything in this Agreement or the Note to the contrary notwithstanding, the interest rate on the Loan shall in no event be in excess of the maximum rate permitted by applicable law.
6.5          Hedging.
(a)          The Swap Banks and the Borrowers may enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers' exposure under this Agreement to interest rate fluctuations.
(b)          The Swap Banks shall have the right of first refusal to enter into Interest Rate Agreements with the Borrowers on such terms and conditions as are offered to the Borrowers by other potential hedging counterparties provided that the Swap Bank shall promptly respond to the Borrowers' offer.
(c)          The execution of an Interest Rate Agreement does not commit any Swap Bank to conclude designated transactions, or even to offer terms for any designated transaction, but does provide a contractual framework within which designated transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any designated transaction at the relevant time and that, if that is the case, mutually acceptable terms can (subject to the terms of this Agreement ) then be agreed between the Swap Bank and the relevant Borrower at the relevant time.

(d)          Each Interest Rate Agreement shall (unless otherwise agreed by the Majority Lenders, acting reasonably):
(i)	be with a Swap Bank;
(ii)	be for a term ending no later than the Final Payment Date;
(iii)	have settlement dates coinciding with the last day of the relevant Interest Periods;
(iv)	be in agreed form;
(v)
provide for two-way payments in the event of a termination of a transaction in respect of an Interest Rate Agreement, whether on a Termination Event (as defined in the relevant Interest Rate Agreement) or on an Event of Default (as defined in the relevant Interest Rate Agreement); and

(vi)	provide that the Termination Currency (as defined in the relevant Interest Rate Agreement) shall be USD.
(e)          The parties to each Interest Rate Agreement must comply with the terms of that Interest Rate Agreement.
(f)          Neither a Swap Bank nor a Borrower may amend, supplement, extend or waive the terms of any Interest Rate Agreement without the prior written consent of the Facility Agent (not to be unreasonably withheld or delayed).
(g)          Paragraph (f) above shall not apply to an amendment, supplement or waiver that is administrative and mechanical in nature and does not give rise to a conflict with any provision of this Agreement.
(h)          If, at any time, the aggregate notional principal amount of the transactions in respect of the Interest Rate Agreements exceeds or, as a result of any repayment or prepayment under this Agreement, will exceed 100 percent of the Loan at that time, the Borrowers must promptly notify the Facility Agent and must, at the request of the Facility Agent, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Facility Agent so that it no longer exceeds or will not exceed 100 percent of the Loan then or that will be outstanding.
(i)          Any reductions in the aggregate notional amount of the transactions in respect of the Interest Rate Agreements in accordance with paragraph (h) above will be apportioned as between those transactions pro rata.
(j)          Paragraph (h) above shall not apply to any transactions in respect of any Interest Rate Agreement under which none of the Borrowers has any actual or contingent indebtedness.
(k)          Subject to paragraph (l) below, neither a Swap Bank nor a Borrower may terminate or close out any transactions in respect of any Interest Rate Agreement (in whole or in part) except:
(i)	in accordance with paragraph (h) above;

(ii)	on the occurrence of an Illegality, (as such expression is defined in the relevant Interest Rate Agreement);
(iii)	in the case of termination or closing out by a Swap Bank, if the Loan has been accelerated under Section 8.1;
(iv)	in the case of any other termination or closing out by a Swap Bank or a Borrower, with the consent of the Facility Agent; or
(v)	if all amounts under the Transaction Documents (other than in respect of the Interest Rate Agreements) have been irrevocably and unconditionally paid and discharged in full;
(l)          If a Swap Bank is entitled to terminate or close out any transaction in respect of any Interest Rate Agreement under sub-paragraph (iii) of paragraph (k) above, such Swap Bank shall promptly terminate or close out such transaction following a request to do so by the Security Trustee.
(m)          A Swap Bank may only suspend making payments under a transaction in respect of an Interest Rate Agreement if a Borrower is in breach of its payment obligations under any transaction in respect of that Interest Rate Agreement.
(n)          The Security Trustee shall not be liable for the performance of any of a Borrower's obligations under an Interest Rate Agreement.
7.	PAYMENTS
7.1          Place of Payments, No Set Off.  All payments to be made hereunder by each of the Borrowers shall be made to the Facility Agent, not later than 11 a.m. New York time (any payment received after 3 p.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 200 Park Avenue, New York, New York 10166, USA or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction or withholding for, any Taxes, except as provided by law, provided, however, that if any of the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then (subject to Section 7.3 and delivery of the forms described in Section 7.4) such Borrower shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received by the Lenders after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, such Borrower shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders.  To the extent that any reduction of or credit for withholding taxes can be obtained by the delivery of a form or other document to the relevant taxing authorities (or the Lender by the Borrower) the Borrowers shall promptly send to the relevant taxing authorities or the Lender such form or other document.
7.2          Tax Credits.  If a Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which any Borrower has paid additional amounts as aforesaid, then such Lender shall pay an amount to the relevant Borrower which such Lender determines, acting reasonably, will leave it (after such payment) in the same position as it would have been had the Tax payment not been made by such Borrower.  Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if commercially reasonable and if, in the opinion of such Lender, it is not prejudicial to it, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes.  Nothing contained in this clause shall in any way prejudice the right of the Lenders to arrange their tax affairs in such way as they, in their sole discretion, deem appropriate.  In particular, a Lender shall not be required to obtain such tax credit, if this interferes with the way such Lender normally deals with its tax affairs.

7.3          Exclusion of Gross-up for Taxes.  None of the Borrowers shall be required to pay any additional amounts to or for the account of any Lender pursuant to Section 7.1 to the extent that:
(a)          the applicable Lender was not an original party to this Agreement and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender became a party to this Agreement withholding of Taxes would have been required on such payment, provided that this exclusion shall not apply to the extent such withholding does not exceed the withholding that would have been applicable if such payment had been made to the applicable Lender was an original party to this Agreement; or
(b)          the applicable Lender has changed its lending office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its lending office withholding of Taxes would have been required on such payment, provided, that this exclusion shall not apply to the extent such withholding does not exceed the withholding that would have been applicable to such payment and with respect to which such Lender would have been entitled to receive additional amounts pursuant to Section 7.1 hereof if such Lender had not changed its lending office.
7.4          Delivery of Tax Forms.  Upon the reasonable request of a Borrower, each Lender that is organized under the laws of a jurisdiction outside the U.S. (a "Non-U.S. Lender") shall deliver to the Facility Agent and the Borrower two properly completed and duly executed copies of (as applicable) IRS Form W-8BEN-E, W-8ECI or W-8IMY or, upon request of the Borrower or the Facility Agent, any subsequent versions thereof or successors thereto, in each case claiming such reduced rate (which, in the case of a Lender that is an original party to this Agreement, shall be zero) of U.S. federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, when so requested by a Borrower provide to the Facility Agent and the Borrower in addition to the applicable Form W-8 required above a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Facility Agent in the event any representation in such certificate is no longer accurate.
7.5          FATCA Information.
(a)          Subject to paragraph (c) below, each FATCA Relevant Party, within ten (10) Banking Days of a reasonable request by another FATCA Relevant Party, shall:
(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and
(ii)
supply to the requesting party (with a copy to all other FATCA Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable "pass-thru percentage" or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of determining whether any payment to such party may be subject to any FATCA Deduction.

(b)          If a FATCA Relevant Party confirms to any other FATCA Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other FATCA Relevant Parties reasonably promptly.
(c)          Nothing in this Section 7.5 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable).  Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.
(d)          If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance the provisions of this agreement or the provided information is insufficient under FATCA, then:
(i)	such party shall be treated as if it were a FATCA Non-Exempt Party; and
(ii)
if that party failed to confirm its applicable pass-thru percentage then such party shall be treated for the purposes of any Transaction Document (and payments made thereunder) as if its applicable pass-thru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.
7.6          FATCA Withholding.
(a)          A FATCA Relevant Party making a payment to any FATCA Non-Exempt Party shall make such FATCA Deduction as it determines is required by law and shall render payment to the IRS within the time allowed and in the amount required by FATCA.
(b)          If a FATCA Deduction is required to be made by any FATCA Relevant Party to a FATCA Non-Exempt Party, the amount of the payment due from such FATCA Relevant Party shall be reduced by the amount of the FATCA Deduction reasonably determined to be required by such FATCA Relevant Party.
(c)          Each FATCA Relevant Party shall promptly upon becoming aware that a FATCA Deduction is required with respect to any payment owed to it (or that there is any change in the rate or basis of a FATCA Deduction) notify each other FATCA Relevant Party accordingly, and no Security Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction.

(d)          Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the party making such FATCA Deduction shall deliver to the Facility Agent for delivery to the party on account of whom the FATCA Deduction was made evidence reasonably satisfactory to that party that the FATCA Deduction has been made and any appropriate payment has been made to the IRS.
(e)          A FATCA Relevant Party who becomes aware that it must make a FATCA Deduction in respect of a payment to another FATCA Relevant Party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Facility Agent.
(f)          The Facility Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by the Security Parties (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Security Parties and the relevant Lender.
7.7          FATCA Mitigation.  Notwithstanding any other provision of this Agreement, if a FATCA Deduction is or will be required to be made by any party under Section 7.6 in respect of a payment to any FATCA Non-Exempt Lender, the FATCA Non-Exempt Lender may either:
(i)	transfer its entire interest in the Loan to a U.S. branch or Affiliate, or
(ii)
nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Facility Agent and the Security Borrowers specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender's interest in the Loan.

7.8          Computations; Banking Day.
(a)          All computations of interest and fees shall be made by the Facility Agent or the Lenders, as the case may be, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable.  Each determination by the Facility Agent or the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)          Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.
8.	EVENTS OF DEFAULT
8.1          Events of Default.  The occurrence of any of the following events shall be an Event of Default:
(a)          Non-Payment.  Any payment of principal, any interest on the Loan or any other amount becoming payable to the Creditors under any Transaction Document is not paid on the due date thereof, unless its failure to pay is cause by administrative or technical error and payment is then made within 3 Banking Days of its due date; or

(b)          [Intentionally Omitted];
(c)          Representations.  Any representation, warranty or other statement made by any Security Party in any Transaction Document or any other instrument, document or other agreement delivered in connection herewith or therewith, proves to have been untrue or misleading in any material respect as at the date as of which made or confirmed; or
(d)          Impossibility; Illegality.  It becomes impossible or unlawful for any Security Party to fulfill any of its obligations under any Transaction Document or for any Creditor to exercise any of the rights vested in it under any Transaction Document; or
(e)          Mortgage.  There is an event of default (after giving effect to applicable notice and cure periods) under any Mortgage or Deed of Covenant; or
(f)          Certain Covenants.  (i) Any Security Party defaults in the performance or observance of any covenant contained in Sections 5.4 (Mandatory Prepayment; Sale or Loss), 5.5 (Interest and Costs with Prepayments/Application of Prepayments), 9.1(b) (Notice of Default, etc.), 9.1(d) (Financial Information), 9.1(e)(i) and 9.1(e)(iii) (Vessel Covenants), 9.1(f) (Corporate Existence; Citizenship), 9.1(n)(iii) (failure to notify in relation to DOC, etc.), 9.1(v) (Insurance), 9.2 (Negative Covenants), 9.3 (Financial Covenant) or 9.4 (Asset Maintenance); or
(g)          Covenants.  Any Security Party defaults in the performance of any term, covenant or agreement contained in any Transaction Document or in any other instrument, document or other agreement delivered in connection herewith or therewith, in each case other than an Event of Default referred to elsewhere in this Section 8.1, or there occurs any other event which constitutes a default by any Borrower under any Transaction Document to which it is a party and in each case such default continues unremedied for a period of fourteen (14) days after the earlier of (x) actual knowledge or Constructive Knowledge thereof by an officer, director or equivalent position of any Security Party or (y) any Borrower or the Parent Guarantor having been notified thereof by the Facility Agent, in each case other than an Event of Default referred to elsewhere in this Section 8.1; or
(h)          Indebtedness.  Any Security Party shall (i) default in the payment when due (after giving effect to applicable notice and cure periods) of any Indebtedness or of any other indebtedness, in each case where after taking into account such default the aggregate amount of any such Indebtedness and/or indebtedness in default equals $1,000,000 or more in respect of a Borrower and $10,000,000 or more in the case of the Parent Guarantor, or such Indebtedness or indebtedness is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Indebtedness or indebtedness and such party shall take steps to enforce the same, or (ii) default in the observance or performance of any other agreement evidencing, securing or relating to any Indebtedness or indebtedness, in each case where after taking into account such default the aggregate amount of any such Indebtedness and/or indebtedness in default equals $1,000,000 or more in respect of a Borrower and $10,000,000 or more in the case of the Parent Guarantor, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or indebtedness to become due prior to its stated maturity; or

(i)          [Intentionally Omitted];
(j)          Bankruptcy.  (i) Any Security Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Security Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Security Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Security Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Security Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Security Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(k)          Certain ERISA Transactions.  An ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding shall exist or occur that, in the reasonable opinion of the Majority Lenders, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or could reasonably be expected to exist or occur, would have a Material Adverse Effect; or
(l)          Judgments and Decrees.  Any judgment, order or decree is made the effect whereof would be to render invalid this Agreement or any other Transaction Document or any material provision thereof or any Security Party asserts that any such agreement or provision thereof is invalid; or one or more judgments or decrees shall be entered against any Security Party involving in the aggregate a liability (not paid or fully covered by insurance) of, $1,000,000 or more in the case of a Borrower and $10,000,000 or more in the case of the Parent Guarantor, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(m)          Invalidity of Agreement, Note, Security Documents and any Interest Rate Agreement.  (i) Any Transaction Document or any material provision thereof shall cease, for any reason, to be in full force and effect, or any action or suit at law or in equity or other legal proceeding to cancel, revoke or rescind any Transaction Document or any material provision thereof shall be commenced by or on behalf of any Security Party or any Governmental Authority, or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(n)          Business Suspended.  Any Security Party shall be enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days; or
(o)          Loss or Suspension of License or Permit.  There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Security Party if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

(p)          Classification Society Report.  The Facility Agent shall have received a report by any Classification Society, or by any marine engineer or surveyor following an inspection that a Vessel is not in compliance with the requirements for the highest classification for vessels of like age and type or is not in compliance with the requirements of applicable law for use as intended under this Agreement and corrective action shall not have been commenced within fifteen (15) days after written notice thereof shall have been given by the Facility Agent to the relevant Borrower and such corrective action shall not be diligently prosecuted or completed in a manner and time schedule consistent with industry standard; or
(q)          Termination of Operations; Sale of Assets.  Any Security Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets thereof are seized or otherwise appropriated; or
(r)          Inability to Pay Debts.  Any Security Party is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of any Security Party; or
(s)          Material Adverse Change.  In the reasonable opinion of all of the Lenders, there has occurred an event or condition that has resulted in a Material Adverse Effect; or
(t)          Arrest of a Vessel.  Any Vessel shall at any time be subject to an arrest, distress or (in the opinion of the Lenders) any analogous procedure or detention in any place for thirty (30) Banking Days or more; or
(u)          Sanctions.  Any Security Party, any Subsidiary thereof, any Affiliates or directors or officers of such Security Party, Subsidiary or Affiliates or any Vessel Manager becomes a Restricted Party.
Upon and during the continuance of any Event of Default, the Lenders' obligation to make the Loan available shall cease and the Facility Agent, on behalf of the Majority Lenders, may, and shall upon the Majority Lenders' instruction, by notice to the Borrowers, declare the entire unpaid balance of the then outstanding Loan, accrued interest and any other sums payable by the Borrowers hereunder or under the Note and under the other Transaction Documents due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsections (j) or (r) of this Section 8.1 with respect to the Borrowers, the Loan, accrued interest and any other sums payable by the Borrowers hereunder, under the Note and under the other Transaction Documents shall be immediately due and payable without declaration, presentment, demand, protest or other notice to the Borrowers all of which are expressly waived.  In such event, the Creditors or any Creditor may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, in the Note, in any other Transaction Document, or in aid of the exercise of any power granted herein or therein, or the Lenders, a Lender or the Facility Agent may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any Transaction Document or by applicable law for the collection of all sums due, or so declared due, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to the Creditors hereunder and/or under the Note (whether or not then due) all moneys and other amounts of the Borrowers then or thereafter in possession of any Creditor, the balance of any deposit account (demand or time, matured or unmatured) of the Borrowers then or thereafter with any Creditor and every other claim of the Borrowers then or thereafter against any of the Creditors.

8.2          Application of Moneys.  Except as otherwise provided in any Transaction Document, all moneys received by the Facility Agent, the Security Trustee or any Lender under or pursuant to any Transaction Document after the happening of any Event of Default (unless cured to the satisfaction of the Lenders) shall be applied by the Facility Agent in the following manner:
(i)
first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Facility Agent or the Security Trustee hereunder, under the Note and under any of the other Transaction Documents;

(ii)
secondly, in or towards the payment or reimbursement of any expenses or liabilities incurred by any of the other Creditors in connection with the protection or enforcement of its rights and remedies hereunder, under the Note and under the other Transaction Documents;

(iii)	thirdly, in or towards payment of any interest owing in respect of the Loan;
(iv)
fourthly, in or towards repayment of principal of the Loan and any amounts then owed under any Interest Rate Agreement, including but not limited to, any costs associated with unwinding any Interest Rate Agreement relative to the Borrowers' repayment obligations hereunder pro rata;

(v)	sixthly, in or towards payment of all other sums which may be owing to any Creditor under any Transaction Document; and
(vi)	seventhly, the surplus (if any) shall be paid to the relevant Borrower or its designee.
8.3          Indemnification.  Each of the Borrowers agrees to, and shall, jointly and severally indemnify and hold the Creditors harmless against any loss, as well as against any costs or expenses (including legal fees and expenses), which any of the Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Loan, interest accrued thereon or any other amount payable hereunder, under the Note related thereto or under any other Transaction Documents, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Loan or any portion thereof.  Any Creditor's certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrowers.
9.	COVENANTS
9.1          Affirmative Covenants.  Each of the Security Parties hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing by it in respect of this Agreement, under the Note or any other Transaction Documents to which it is a party, that it will:
(a)          Performance of Agreements.  Duly perform and observe, and procure the observance and performance of all other parties thereto (other than the Creditors) of the terms of the Transaction Documents to which it is a party;

(b)          Notice of Default, etc.  Promptly upon, and in any event no later than five (5) Banking Days after, obtaining knowledge thereof, inform the Facility Agent of the occurrence of (a) any Event of Default or of any Default, (b) any litigation, arbitration or governmental or administrative proceeding pending or threatened against it which could reasonably be expected to have a Material Adverse Effect, including but not limited to, in respect of any Environmental Claim, (c) the withdrawal of a Vessel's rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect;
(c)          Obtain Consents.  Obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its obligations under any Transaction Document;
(d)          Financial Information.  Deliver to the Facility Agent:
a.          as soon as reasonably practicable and in any event within 120 days after the end of each fiscal year of the Parent Guarantor, an annual report on Form 10-K (or any successor form) containing the Parent Guarantor's consolidated financial statements for the immediately preceding fiscal year and other information required to be contained therein for the immediately preceding fiscal year (including a balance sheet and a statement of profit and loss and cash flow for such fiscal year), which shall be audited reports prepared by an Acceptable Accounting Firm;
b.          as soon as reasonably practicable and in any event within 60 days after the end of each fiscal quarter, quarterly reports on Form 10-Q (or any successor form) containing the Parent Guarantor's consolidated quarterly financial statements for and as of the end of such fiscal quarter;
c.          prior to each fiscal year, a consolidated budget (consisting of a profit and loss statement, a cash flow statement and a balance sheet for the upcoming fiscal year) with respect to the Parent Guarantor, and a profit and loss statement with respect to each of the Borrowers;
d.          a Compliance Certificate, signed by an officer of the Borrowers and the Parent Guarantor, together with the quarterly reports that the Parent Guarantor delivers in (c) above;
e.          copies of all material documents dispatched by any of the Security Parties to its shareholders or its creditors generally; and
f.          such further relevant financial information (including without limitation fleet employment, operating expenses and debt levels per Vessel) as may be reasonably requested by the Facility Agent, each to be in such form as the Facility Agent may reasonably request;
provided that the Parent Guarantor will be deemed to have furnished to the Facility Agent such reports and information referred to in a., b. and e. above if the Parent Guarantor has filed such reports and information with the SEC via the EDGAR system (or any successor system) and such reports and information are publicly available.
(e)          Vessel Covenants.
(i)          Keep the Vessels registered in the name of the applicable Borrower;

(ii)	Keep the Vessels in good and safe condition and state of repair (ordinary wear and tear and/or loss or damage by casualty or condemnation excepted);
(iii)
Keep the Vessels insured in accordance with the provisions of Section 9.1(v) hereof and of the relevant Deed of Covenants and ensure that the requirements thereof in respect of any insurances have been complied with;

(iv)
Notify the Facility Agent of all modifications to the Vessels and of the removal of any parts or equipment from the Vessels, in each case, which affect the interests of the Lenders in a materially adverse manner; and

(v)	Provide the Facility Agent with all reasonably requested Vessel related information;
(f)          Corporate Existence; Citizenship.  Do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company or corporate existence and all licenses, franchises, permits and assets necessary to the conduct of its business;
(g)          Books and Records.  At all times keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP;
(h)          Taxes and Assessments.  Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;
(i)          Inspection.  Allow, upon fifteen (15) Banking Days' notice from the Facility Agent, any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, to visit and inspect any of its properties (including any Vessel), and, on request, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers, it being agreed that such visit and inspection shall occur not more than once in a calendar year (and in the case of any inspection of a Vessel, once in a calendar year per Vessel), unless there is an Event of Default that is continuing; provided, that the foregoing rights of the Facility Agent shall not unreasonably interfere with the conduct of the business of each of the Borrowers, including requiring a deviation or causing a breach of any charterparty;
(j)          Inspection and Survey Reports.  Provide (at the request of the Facility Agent) copies of all inspection or survey reports on each Vessel generated subsequent to the date hereof by third party inspectors or surveyors (to the extent not prohibited to be shared with the Creditors by applicable law or regulation);
(k)          Compliance with Statutes, Agreements, etc.  Except where failure to comply would not alone or in the aggregate result in a Material Adverse Effect, do or cause to be done, all things necessary to comply with all contracts or agreements to which it is a party, and all laws, and the rules and regulations thereunder, applicable to it, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(l)          Environmental Matters.  Promptly upon the occurrence of any of the following conditions, provide to the Facility Agent a certificate of an officer thereof, specifying in detail the nature of such condition and its proposed response or the response of any Environmental Affiliates of it: (a) its receipt or the receipt by such Environmental Affiliate of any written communication whatsoever that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it, or by any such  Environmental Affiliate that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it or against any such Environmental Affiliate, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect.  Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;
(m)          ERISA.  Forthwith upon learning of the existence or occurrence of any ERISA Termination Event, ERISA Funding Event, Foreign Termination Event or Foreign Underfunding furnish or cause to be furnished to the Facility Agent written notice thereof;
(n)          ISM Code, ISPS Code, Annex VI and MTSA Matters.  With respect to each Vessel owned by it, procure that:
(i)	the Vessel Manager is and shall at all times remain the Operator thereof,
(ii)
the Operator will comply with and ensure that each of the Vessels will comply with the requirements of the ISM Code, ISPS Code, Annex VI and MTSA in accordance with the implementation schedules thereof, including (but not limited to) the maintenance and renewal of valid certificates, and when required, security plans, pursuant thereto throughout the term of the Facility,

(iii)	the Operator will immediately inform the Facility Agent if there is any actual withdrawal or to its best knowledge threatened withdrawal of its DOC, SMC, ISSC or IAPPC in respect of any Vessel, and
(iv)	the Operator will promptly inform the Facility Agent upon the issuance to the Borrowers or Operator of a DOC and to any of the Vessels of an SMC, ISSC or IAPPC;
(o)          Vessel Classification.  Keep and cause to be kept each Vessel owned by it in a good and efficient state of repair so as to maintain her present class with its Classification Society and so as to comply with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws of the relevant Designated Jurisdiction, use commercially reasonable efforts to procure that each such Vessel's Classification Society make available to the Security Trustee, upon its request, such information and documents in respect of such Vessel as are maintained in the records of such Classification Society, and procure that all repairs to or replacements of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of each such Vessel;

(p)          Vessel Management.  Cause each of the Vessels to be managed both commercially and technically by a Vessel Manager;
(q)          Brokerage Commissions, etc.  Indemnify and hold each of the Creditors harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party hired by any Security Party resulting from the transactions contemplated hereby;
(r)          Accounts.  In the case of each of the Borrowers, on and after the establishment of each pursuant to Section 4.1(w) maintain each Earnings Account and deposit therein all Assigned Moneys;
(s)          Vessel Valuations.  For inclusion with the Compliance Certificates delivered pursuant to Section 9.1(d) for the fiscal quarters ending December 31, 2017 and June 30, 2018, each Borrower shall obtain appraisals of the Fair Market Value of the Vessels owned by such Borrower from an Approved Broker, such valuations to be at such Borrower's cost.  In the event that a Borrower fails or refuses to obtain the valuations required by this clause, the Facility Agent will be authorized to obtain such valuations from an Approved Broker, at such Borrower's cost, which valuations shall be deemed the equivalent of valuations duly obtained by such Borrower pursuant to this clause, but the Facility Agent's action in doing so shall not excuse any default of any Borrower hereunder.  If an Event of Default has occurred and is continuing, each Borrower shall obtain appraisals of the Fair Market Value of the Vessels owned by such Borrower, such valuations to be at such Borrower's cost, at such further frequency as may be reasonably required by the Majority Lenders;
(t)          Evidence of Current COFR.  If applicable, provide the Facility Agent with copies of the current Certificate of Financial Responsibility pursuant to the Oil Pollution Act 1990 for any Vessel owned by it;
(u)          [Intentionally Omitted].
(v)          Maintenance of Insurance.
(i)
Maintain with financially sound and reputable insurance companies, at their own cost and expense, insurance with respect to its Vessels (including, without limitation, insurance required to be maintained under the terms of the relevant Deed of Covenants) against risks (including, without limitation, marine hull and machinery (including excess value), hull interest and freight insurance, marine protection and indemnity insurance, war risks insurance (including acts of terrorism and piracy) and P&I (including maximum cover for pollution liability), and in forms which are acceptable to the Facility Agent and placed through brokers and with insurance companies, underwriters, funds, mutual insurance associations, war risks and protection and indemnity risks associations, or clubs of recognized standing, in each case satisfactory to the Facility Agent.  The Security Trustee and the Facility Agent may act consistently with market practice in all matters relating to insurances, including the granting or withholding of its consents and approvals on advice from an insurance advisor upon whose advice they may rely.

(ii)
Procure that the aggregate Hull and Machinery insured value of all Vessels shall be equal to or greater than the higher of 120% of the outstanding principal amount of the Loan and the Fair Market Value of the Vessels, and the insured value of each Vessel shall be equal to or greater than the Fair Market Value of such Vessel;

(iii)
Acknowledge and agree that the Security Trustee shall place, at the expense of the relevant Borrower, mortgagee's interest insurance and mortgagee's additional perils (pollution) insurance, on conditions acceptable to the Facility Agent in an amount for all Vessels together equal to 120% of the outstanding amount of the Loan, and the Security Trustee on behalf of the Creditors agrees to obtain and maintain the same.  The Security Trustee will make commercially reasonable efforts to inform the Borrowers of costs of obtaining such insurance prior to obtaining the same;

(iv)
Promptly assign, or cause any of its Affiliates and the vessel managers that are co-assured or beneficiaries, to assign, its interest in hull and machinery insurances (if any) to the Security Trustee pursuant to Insurances Assignments, substantially in the form of Exhibit E hereto; and

(v)
Agree that the Facility Agent may, at its option or at the request of any Lender, obtain a detailed report from a firm of independent marine insurance consultants acceptable to the Facility Agent in respect of the insurances on each Vessel, in form and substance satisfactory to the Facility Agent, with the reasonable costs and expenses incurred by the Facility Agent in obtaining such report to be for the account of the Borrowers.  The Borrowers will be informed of all such costs and expenses before such report is obtained.

(w)          Maintenance of Properties.  Keep all material property necessary in its business in good working order and condition (loss or damage by casualty or condemnation excepted); and
(x)          Know Your Customer Requirements.  Provide all documentation (including documentation requested by the Lenders or any prospective Lenders subsequent to the date hereof) to the satisfaction of the Lenders or prospective Lenders (as the case may be) in connection with their know-your-customer requirements.
9.2          Negative Covenants.  Each of the Security Parties hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Note or any other Transaction Documents, it will not without the prior written consent of the Majority Lenders (or all of the Lenders if required pursuant to Section 18.7):
(a)          Liens.  Create, assume or permit to exist, any Lien whatsoever upon (A) in the case of each of the Borrowers, any property owned by such Borrower and (B) in the case of the Parent Guarantor, any Collateral, in each case, except:
(i)	Liens disclosed in writing to the Facility Agent prior to the date hereof and acceptable to the Facility Agent;
(ii)	the Mortgages, the Assignments and other Liens in favor of the Security Trustee;

(iii)	Liens for unpaid master's, officers' and crew's wages in accordance with usual maritime practice;
(iv)	Liens for salvage;
(v)	Liens for master's disbursements incurred in the ordinary course of trading;
(vi)	Liens arising by operation of law for not more than two months' prepaid hire under any charter; and
(vii)
other Liens incidental to the conduct of the business of the Borrower (including the operation, repair or maintenance of any Vessel in the ordinary course), the ownership of the Collateral (including, without limitation, the Vessels) and arising by operation of law and which do not in the aggregate materially detract from the value of the Collateral (including, without limitation, the Vessels) or materially impair the use thereof in the operation of its business and which secure obligations not more than 30 days overdue.

Items (i) through (vii) of this Section 9.2(a) are referred to herein as "Permitted Liens".
(b)          Investments.  Make any Investment in any Person, except Investments in Cash Equivalents; provided, that the Parent Guarantor may make such Investments if, before and after giving effect to the consummation of such Investments, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrowers shall be in compliance with the asset maintenance test contained in Section 9.4 and (iii) the Parent Guarantor shall be in compliance with the Financial Covenants; provided, further, that if the Parent Guarantor acquires any asset (which shall be considered an Investment) in accordance with the terms of this Agreement, pro forma effect shall be given to such asset as if the same would have been owned during the entire trailing 12-month period for the purposes of testing compliance with the Financial Covenants;
(c)          Loans.  Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person; provided, that the Parent Guarantor may make such loans if, before and after giving effect to the consummation of such Investments, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrowers shall be in compliance with the asset maintenance test contained in Section 9.4 and (iii) the Parent Guarantor shall be in compliance with the Financial Covenants;
(d)          Guaranties.  Assume, guarantee or, other than in the ordinary course of business of each of the Borrowers, endorse or otherwise become or remain liable in connection with any obligation of any Person; provided, that the Parent Guarantor may make such guarantees if, before and after giving effect to the consummation of such Investments, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrowers shall be in compliance with the asset maintenance test contained in Section 9.4 and (iii) the Parent Guarantor shall be in compliance with the Financial Covenants;
(e)          Transaction with Affiliates. Enter into any transaction with an Affiliate, other than on an arms-length basis;

(f)          Change of Flag, Class, Management or Ownership.  Change (i) the flag of a Vessel other than to another Designated Jurisdiction, (ii) the Classification Society of a Vessel, (iii) the technical management of a Vessel other than to another Vessel Manager or (iv) the immediate or ultimate ownership of a Vessel, in each case, without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed);
(g)          Change in Business. Materially change the nature of its business or commence any business materially different from the business conducted as of the Closing Date;
(h)          Sale or Pledge of Membership Interests.  (in the case of the Parent Guarantor) sell, assign, transfer, pledge or otherwise convey or dispose of any of the membership interests in each of the Borrowers;
(i)          Sale of Assets.  Sell, assign, transfer, pledge or otherwise convey or dispose of any of the Vessels except as otherwise permitted under this Agreement;
(j)          Changes in Offices or Names.  Change the location of the chief executive office of any Security Party, the office of the chief place of business of any Security Party or the office of any Borrower in which the records relating to the earnings or insurances of the Vessels are kept or the name of any Security Party unless the Lenders shall have received thirty (30) days prior written notice of any such change;
(k)          Distributions on Membership Interests.  (in the case of each of the Borrowers) directly or indirectly declare or pay any dividend or make any distribution on its membership interests; provided, however, that each of the Borrowers shall be permitted to pay dividends or make any distribution, so long as (i) there shall be no Default or Event of Default that is continuing, (ii) the Borrowers shall be in compliance with the asset maintenance test contained in Section 9.4 and (iii) the Parent Guarantor shall be in compliance with the Financial Covenants, in each case, both before and after giving effect to such dividend or distribution;
(l)          Consolidation and Merger.  Consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it; provided that this sub-section shall not prohibit any acquisition of a corporation or other entity by the Parent Guarantor, so long as it is an Investment permitted by the terms of this Agreement;
(m)          Change Fiscal Year. Change its fiscal year;
(n)          Indebtedness.  (in the case of each of the Borrowers) incur (A) any Indebtedness, except (i) Indebtedness incurred under this Agreement, (ii) Indebtedness under any interest rate, foreign exchange or derivatives transaction entered into in the ordinary course of business and not for speculative purposes, and (iii) Indebtedness from shareholders or other Affiliates, so long as such Indebtedness is expressly subordinated in a manner acceptable to the Facility Agent and (B) any trade credits, except in the ordinary course of business;
(o)          Sanctions and Anti-Money Laundering.
(i)
Take (or shall ensure that none of its Subsidiaries, and none of its or its Subsidiaries' directors, officers, or Affiliates, and with respect to the Loan, any of its or its Subsidiaries' employees, agents or representatives will take) any action, make any omission, or use (directly or indirectly) any proceeds of the Loan, in a manner that:

a.          is a breach of Sanctions or Anti-Money Laundering Laws; and/or
b.          causes (or will cause) a breach of Sanctions by any Creditor.
(ii)
Take (or shall ensure that none of its Subsidiaries, and none of its or its Subsidiaries' directors, officers, employees, Affiliates, agents or representatives will take) any action or make any omission that results, or is reasonably likely to result, in it or any Creditor becoming a Restricted Party;

(p)          Chartering.  (in the case of each of the Borrowers) charter in any vessel;
(q)          Use of Corporate Funds.  (in the case of each of the Borrowers) except as permitted under Sections 9.2(b) and 9.2(k) above, pay out any funds to any company or person except (i) in the ordinary course of business in connection with the management of the business of a Borrower, including the operation and/or repair of the Vessels and other vessels owned or operated by such Borrower, (ii) the servicing of the Indebtedness permitted hereunder (but excluding, any prepayments of any Indebtedness other than the Loan);
(r)          Use of Proceeds.  Use the proceeds of the Loan in violation of Regulation T, U or X;
(s)          Accounts.  Establish any operating accounts or earnings accounts in respect of the Assigned Moneys with any financial institution other than the Facility Agent or its Affiliate;
(t)          Form Subsidiaries.  (in the case of each of the Borrowers) Form, or allow for the formation of any Subsidiaries of itself; and
(u)          ABN Credit Agreement.  Amend, supplement or otherwise modify any provision of the ABN Credit Agreement or any of the Finance Documents (as defined in the ABN Credit Agreement) in a way that adversely affects the interest of the Creditors.
9.3          Financial Covenant.  The Parent Guarantor shall at all times maintain, on a consolidated basis:
(a)          Minimum Liquidity.  Consolidated Liquidity in an amount at least equal to $50,000,000, of which an amount at least equal to $10,000,000 shall be held by the Parent Guarantor on a freely available and unencumbered basis, not pledged as security to any Person (other than the Security Trustee);
(b)          Maximum Leverage.  A ratio of Consolidated Net Debt to Consolidated Total Capitalization of not more than 0.60 to 1.00;
(c)          Minimum Interest Coverage.  A ratio of Consolidated EBITDA to Consolidated Net Interest Expense of greater than or equal to: (i) 1.25 until and including the fiscal quarter ending March 31, 2018, and (ii) 1.50 thereafter;

(d)          Minimum Stockholder's Equity.  Minimum stockholder's equity equal to the aggregate of (i) $400,000,000, (ii) 50% of any new equity raised after Closing Date and (iii) 25% of the positive net income for the immediately preceding fiscal year; and
(e)          Working Capital.  A ratio of Current Assets to Current Liabilities which is greater than 1.00.
9.4          Asset Maintenance.  If at any time after the date hereof, the aggregate Fair Market Value of the Vessels owned by the Borrowers is less than the one hundred fifty percent (150%) (the "Required Percentage") of the outstanding amount of the Loan, the Borrowers shall, within a period of fourteen (14) days following receipt by the Borrowers of written notice from the Facility Agent notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrowers), either (i) deliver to the Lenders such additional collateral as may be satisfactory to the Lenders in their sole discretion of sufficient value to make the aggregate Fair Market Value of the Vessels owned by the Borrowers plus the additional collateral, equal to the Required Percentage of the outstanding amount of the Loan or (ii) the Borrowers shall prepay such amount of the Loan (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.5) as shall result in the Fair Market Value of the relevant Vessels owned by the Borrowers and then mortgaged to the Security Trustee being not less than the Required Percentage of the outstanding amount of the Loan.
10.	ASSIGNMENT
10.1.          This Agreement shall be binding upon, and inure to the benefit of, each of the Security Parties and each of the Creditors and their respective successors and assigns, except that the Security Parties may not assign any of their respective rights or obligations hereunder without the written consent of the Lenders.  Each Lender shall be entitled to assign its rights and obligations under this Agreement (i) to another Lender or (ii) to any subsidiary, holding company or other affiliate or office of any Lender or to any subsidiary, office or other affiliate company, special purpose entity or funding vehicle of any thereof (excluding, for the avoidance of doubt, any trust (including without limitation a business trust or trust company) or any fund) without the consent of the Borrowers and (iii) to any other bank or financial institution with the written consent of the Borrowers (not to be unreasonably withheld or delayed), provided, however, that such consent from the Borrowers is not required if an Event of Default has occurred and is continuing and with the consent of the Facility Agent.  The Borrowers shall be deemed to have given consent to such assignment if no express refusal is received within 5 Banking Days.  Any Lender making assignments shall forthwith give notice of any such assignment to the Borrowers and pay the Facility Agent an assignment fee of $7,500 for each such assignment; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement.  Each of the Security Parties will take all reasonable actions requested by the Facility Agent or any Lender to effect such assignment, including but not limited to, providing the documents required pursuant to Section 9.1(x).  In addition, any Lender may disclose, with the written consent of the Borrowers (at the Borrowers' reasonable discretion, provided, however, that such consent from the Borrowers is not required if an Event of Default has occurred and is continuing), to any prospective assignee otherwise eligible for assignment hereunder any information about the Security Parties and the Transaction Documents as the Lender shall consider appropriate if the person to whom the information is given agrees in writing to keep such information confidential.
10.2.          The Facility Agent, acting for this purpose as an agent of each of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loan owing to each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrowers, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon 2 Banking Days' prior notice.

10.3.          Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, the assignment fee referred to above and any written consent to such assignment required, the Facility Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Facility Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
10.4.          In addition, any Lender may at any time, with the written consent of the Borrowers (at the Borrowers' sole discretion, provided, however, that such consent from the Borrowers is not required if an Event of Default has occurred and is continuing), sell participations to any Person (other than (i) a natural person or (ii) any trust (including without limitation a business trust or trust company) or a fund) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any Lender selling participations shall forthwith give notice of any such participation to the Borrowers and pay the Facility Agent a processing fee of $7,500 for each such participation.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the terms of this Agreement and that directly affects such Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, and the Borrowers, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.
10.5.          In the event that a Lender changes its lending office such Lender shall pay the Facility Agent a fee of $3,750.

11.	GUARANTEE
11.1          The Guarantee.  The Parent Guarantor hereby irrevocably and unconditionally guarantees to each of the Creditors and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Facility made by the Lenders to the Borrowers and evidenced by the Note and all other amounts from time to time owing to the Creditors by the Borrowers under this Agreement, under the Note and under any of the Transaction Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations").  The Parent Guarantor hereby further agrees that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Parent Guarantor will promptly pay the same upon a notice of demand (but without any other notice whatsoever) and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
11.2          Obligations Unconditional.  The obligations of the Parent Guarantor under Section 11.1 are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrowers under this Agreement, the Note, the other Transaction Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of, or security for, any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or parent guarantor, it being the intent of this Section 11.2 that the obligations of the Parent Guarantor hereunder shall be absolute, unconditional and irrevocable, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Parent Guarantor hereunder, which shall remain absolute, unconditional and irrevocable as described above:
(a)          at any time or from time to time, without notice to the Parent Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)          any of the acts mentioned in any of the provisions of this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged, in whole or in part, or otherwise dealt with; or
(d)          any lien or security interest granted to, or in favor of, the Security Trustee or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.
The Parent Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Creditor exhaust any right, power or remedy or proceed against the Borrowers under this Agreement, the Note, the other Transaction Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

11.3          Reinstatement.  The obligations of the Parent Guarantor under this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any Proceedings and the Parent Guarantor agrees that it will indemnify each Creditor on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by such Creditor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
11.4          Subrogation.  The Parent Guarantor hereby irrevocably waives, but only until all amounts payable hereunder by the Parent Guarantor to the Creditors (or any of them) have been paid in full, any and all rights to which any of them may be entitled by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against the Borrowers with respect to such payment or to be reimbursed, indemnified or exonerated by or to seek contribution from the Borrowers in respect thereof.
11.5          Remedies.  The Parent Guarantor agrees that, as between the Parent Guarantor and the Lenders, the obligations of the Borrowers under this Agreement and the Note may be declared to be forthwith due and payable as provided in Section 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8) for purposes of Section 11.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Parent Guarantor for purposes of Section 11.1.
11.6          Joint, Several and Solidary Liability.  The Parent Guarantor's obligations and liability under this Agreement shall be on a "solidary" or "joint and several" basis along with the Borrowers to the same degree and extent as if the Parent Guarantor had been and/or will be a co-borrower, co-principal obligor and/or co-maker of the Guaranteed Obligations.  In the event that there is more than one Parent Guarantor under this Agreement, or in the event that there are other guarantors, endorsers or sureties of all or any portion of the Guaranteed Obligations, the Parent Guarantor's obligations and liability hereunder shall further be on a "solidary" or "joint and several" basis along with such other guarantors, endorsers and/or sureties.
11.7          Continuing Guarantee.  The guarantee in this Section 11 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.  This guarantee constitutes a guarantee of punctual performance and payment and not merely of collection.
12.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC
12.1          Illegality.  In the event that by reason of any change in or introduction of any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a reasonable basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Facility Agent and each of the Borrowers to that effect, whereafter the liability of such Lender to make its portion of the Loan available shall forthwith cease and such Borrower shall be required either to repay to such Lender that portion of the Loan advanced by such Lender within sixty (60) days or, if such Lender so agrees, to repay such portion of the Loan to the Lender on the last day of the calendar month in accordance with and subject to the provisions of Section 12.7.  In any such event, but without prejudice to the aforesaid obligations of each Borrower to repay such portion of the Loan, each Borrower and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Loan available from another jurisdiction or otherwise restructuring such portion of the Loan on a basis which is not unlawful.

12.2          Increased Costs.  If, after the date of this Agreement, any change in or introduction of applicable law, regulation or regulatory requirement (including any applicable law, regulation or regulatory requirement which relates to capital adequacy or liquidity controls or which affects the manner in which a Lender allocates capital resources under this Agreement), or in the interpretation or application thereof by any governmental or other authority, shall:
(i)
change the basis of taxation to a Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the jurisdiction of organization of such Lender, the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of the Security Parties) or such other jurisdiction where the Loan may be payable), or

(ii)
impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender, or

(iii)	impose on any Lender any other condition affecting the Loan or any part thereof, and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining the Loan or any part thereof or to reduce the amount of any payment received by such Lender, then and, in any such case, if such increase or reduction, in the opinion of such Lender, materially affects the interests of such Lender under or in connection with this Agreement:
(b)          such Lender shall notify the Facility Agent and each Borrower of the happening of such event, and
(c)          each Borrower agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction in respect of the relevant portion of the Loan.
12.3          Market disruption.  The following provisions of Sections 12.4 and 12.5 apply if:
(a)          LIBOR is not available for an Interest Period on the date of determination of LIBOR; or
(b)          at least one (1) Banking Day before the start of an Interest Period, the Lenders having Commitments amounting to more than 50% of the Loan notify the Facility Agent that costs to any such Lender of funding its participation in the Loan or part of the Loan from whatever source it may reasonably select would be in excess of LIBOR during the relevant Interest Period.

12.4          Notification of market disruption.  The Facility Agent shall promptly notify each of the Borrowers and each of the Lenders, stating the circumstances falling within Section 12.3 which have caused its notice to be given (the "Market-Disruption Notification"); provided, however, that the level of detail of the Market-Disruption Notification shall be in the Facility Agent's discretion and the Market-Disruption Notification itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.
12.5          Alternative rate of interest during market disruption.  For so long as the circumstances falling within Section 12.3 are continuing, the rate of interest on each Lender's share of the Loan for the Interest Period shall be the percentage rate per annum which is the aggregate of (i) the rate notified to the Facility Agent by such Lender, which expresses the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select, (ii) the Margin, and (iii) Mandatory Costs, if any.
12.6          Lender's Certificate Conclusive.  A certificate or determination notice of the Facility Agent or any Lender, as the case may be, as to any of the matters referred to in this Section 12 shall, absent manifest error, be conclusive and binding on the Borrowers.
12.7          Compensation for Losses.  Where any portion of the Loan is to be repaid by the Borrowers pursuant to this Section 12, the Borrowers agree simultaneously with such repayment to pay to the relevant Lenders all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrowers to the relevant Creditor pursuant to this Agreement, together with such amounts as may be necessary and are certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain the relevant portion of the Loan or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.
13.	CURRENCY INDEMNITY
13.1          Currency Conversion.  If, for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the "judgment currency") an amount due in Dollars under any Transaction Document, then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the "conversion date"), provided that the Creditors shall not be entitled to recover under this Section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under any Transaction Document.
13.2          Change in Exchange Rate.  If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrowers shall pay such additional amounts (if any, but, in any event, not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under the Transaction Documents in Dollars; any excess over the amount due received or collected by any Lender shall be remitted to the Borrowers.
13.3          Additional Debt Due.  Any amount due from a Borrower in respect of the Loan under this Section 13 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Transaction Documents.
13.4          Rate of Exchange.  The term "rate of exchange" in this Section 13 means the rate at which the Facility Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

14.	EXPENSES
14.1          Fees.  The Borrowers shall pay to the Facility Agent (for the account of the Lenders) a commitment fee equal to forty percent (40%) of the Margin calculated on the average daily undrawn portion of the Commitments from the Closing Date and payable on the date which is the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period.
14.2          Expenses.  The Borrowers jointly and severally agree, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Facility Agent, the Security Trustee and the Lenders for payment of, (i) the reasonable and documented expenses of the Facility Agent, the Security Trustee and the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Creditors' rights or remedies with respect thereto or in the preservation of the Creditors' priorities under the documentation executed and delivered in connection therewith), including, without limitation, all reasonable costs and expenses of preparation, negotiation, syndication, perfection, execution, administration, amendment, waiver and consent of this Agreement and the documents referred to herein, the reasonable fees and disbursements of Lenders' counsel (internal and external) in connection therewith, as well as the fees and expenses of any independent appraisers, surveyors, engineers, inspectors and other consultants retained by a Lender in connection with this Agreement and the transactions contemplated hereby and under the Transaction Documents, all collateral fees and costs related to operating a secure website for communicating with the Lenders reasonably incurred by the Facility Agent and the Mandated Lead Arranger, (ii) all reasonable and documented costs and expenses, if any, in connection with the enforcement of this Agreement, the Note and the Transaction Documents and (iii) stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Facility Agent, the Security Trustee and the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes.  Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrowers to the Facility Agent, the Security Trustee or the Lenders, as applicable, when liability therefor is no longer contested by the Facility Agent, the Security Trustee or the Lenders or reimbursed immediately by the Borrowers to the Facility Agent, the Security Trustee or the Lenders after payment thereof (if the Facility Agent, the Security Trustee of the Lenders, in their sole discretion, choose to make such payment).  Any amount payable to the Facility Agent or the Security Trustee under Section 14.2 (Expenses) or 18.9 (Indemnification) shall include the cost of utilizing the Facility Agent's or the Security Trustee's management time or other resources (including, without limitation, in connection with amendments, consents or waivers requested by a Security Party and upon the occurrence and during the continuation of an Event of Default) and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent or the Security Trustee may notify to the Borrowers, and is in addition to any fee paid or payable hereunder.
15.	APPLICABLE LAW, JURISDICTION AND WAIVER
15.1          Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
15.2          Jurisdiction.  Each Security Party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on any or all of the Security Parties by mailing or delivering the same by hand to the relevant Security Party at the address indicated for notices in Section 17.1.  The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the relevant Security Party as such, and shall be legal and binding upon the relevant Security Party for all the purposes of any such action or proceeding.  Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of any Security Party to the Lenders) against a Security Party in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment.  Each of the Security Parties will advise the Facility Agent promptly of any change of address for the purpose of service of process.  Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.

15.3          WAIVER OF IMMUNITY.  TO THE EXTENT THAT ANY OF THE SECURITY PARTIES HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE SECURITY PARTIES HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
15.4          WAIVER OF JURY TRIAL.  IT IS MUTUALLY AGREED BY AND AMONG EACH OF THE SECURITY PARTIES AND EACH OF THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.
16.	THE FACILITY AGENT / THE SECURITY TRUSTEE.
16.1          Appointment of Agent.  Each of the Lenders and the Swap Banks hereby irrevocably appoints and authorizes the Facility Agent and the Security Trustee, respectively, to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Facility Agent and the Security Trustee, respectively by the terms hereof and thereof.  Neither the Facility Agent, nor the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under any Transaction Document or in connection therewith, except for its or their own gross negligence or willful misconduct.
16.2          Security Trustee as Trustee.  Each of the Creditors irrevocably appoints, designates and authorizes the Security Trustee as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Creditors or any of them or for the benefit thereof under or pursuant to this Agreement or the other Transaction Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Creditor in the Transaction Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Creditor or any agent of any Creditor or received or recovered by any Creditor or any agent of any Creditor pursuant to, or in connection with, the Transaction Documents whether from the Borrowers or the Parent Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Creditor or any agent of any Creditor in respect of the same (or any part thereof).  The Security Trustee hereby accepts such appointment but shall have no obligations under this Agreement or the other Transaction Documents except those expressly set forth herein and therein.  Neither the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Note or the other Transaction Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

16.3          Distribution of Payments.  Whenever any payment is received by the Facility Agent or the Security Trustee from any of the Borrowers for the account of the Lenders, or any of them, whether of principal or interest on the Note, commissions, fees under Section 14 or otherwise, it will thereafter cause like funds relating to such payment to be promptly distributed ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement.  Unless the Facility Agent or the Security Trustee, as the case may be, shall have received notice from such Borrower prior to the date when any payment is due hereunder that such Borrower will not make any payment on such date, the Facility Agent or the Security Trustee may assume that such Borrower has made such payment to the Facility Agent or the Security Trustee, as the case may be, on the relevant date and the Facility Agent or the Security Trustee may, in reliance upon such assumption, make available to the Lenders on such date a corresponding amount relating to such payment ratably to the Lenders according to their respective Commitments.  If and to the extent that any Borrower shall not have so made such payment available to the Facility Agent or the Security Trustee, as the case may be, the Lenders and such Borrower (but without duplication) severally agrees to repay to the Facility Agent or the Security Trustee, as the case may be, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Lenders until the date such amount is repaid to the Facility Agent or the Security Trustee, as the case may be, as calculated by the Facility Agent or Security Trustee to reflect its cost of funds.
16.4          Holder of Interest in Note.  The Facility Agent may treat each Lender as the holder of all of the interest of such Lender in its respective Note unless and until the Facility Agent has received a copy of an Assignment and Assumption Agreement evidencing the transfer of all or any part of such Lender's interest in the Loan.
16.5          No Duty to Examine, Etc.  The Facility Agent shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of this Agreement, the other Transaction Documents or any instrument, document or communication furnished pursuant to this Agreement or in connection therewith or in connection with any other Transaction Document and the Facility Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.
16.6          Facility Agent and Security Trustee as Lenders.  With respect to that portion of the Loan made available by it, each of the Facility Agent and the Security Trustee shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Facility Agent or the Security Trustee, as the case may be, and the term "Lender" or "Lenders" shall include the Facility Agent and the Security Trustee in their capacity as Lenders.  Each of the Facility Agent and the Security Trustee and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with, any of the Borrowers as if it were not the Facility Agent or the Security Trustee, as the case may be.
16.7          Obligations of Facility Agent and Security Trustee.  (a) The obligations of each of the Facility Agent and the Security Trustee, respectively, under this Agreement and the other Transaction Documents are only those expressly set forth herein and therein.

(b)          Neither the Facility Agent nor the Security Trustee shall at any time be under any duty to investigate whether an Event of Default, or a Default, has occurred or to investigate the performance of this Agreement or the other Transaction Documents by the Borrower.
(c)          Promptly upon receipt thereof by the Facility Agent, the Facility Agent shall furnish each Lender with a copy of all financial reports and notices delivered to it by each of the Borrowers hereunder.
16.8          Discretion of Facility Agents and Security Trustee.  (a) Each of the Facility Agent and the Security Trustee, respectively, shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of the Transaction Documents, unless the Facility Agent or Security Trustee, as the case may be, shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that neither the Facility Agent nor the Security Trustee shall be required to take any action which (in the Facility Agent's and/or the Security Trustee's sole discretion) may expose such Facility Agent or the Security Trustee, as the case may be, to personal liability or which is contrary to this Agreement or applicable law.
(b)          Each of the Facility Agent and the Security Trustee shall in all cases be fully protected in acting or refraining from acting under this Agreement or under any other Transaction Document in accordance with the instructions of the Majority Lenders (or, where expressly required hereby, all the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.
16.9          Assumption re Event of Default.  Except as otherwise provided in Section 16.15, the Facility Agent shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Facility Agent has been notified by any of the Borrowers of such fact or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing.  In the event that the Facility Agent shall have been notified by any party in the manner set forth in the preceding sentence of any Event of Default or of any Default, the Facility Agent shall promptly notify the Lenders and shall take action and assert such rights and/or advise the Security Trustee to take such action or assert such rights under the Transaction Documents as the Majority Lenders shall request in writing.
16.10          No Liability of Agents and the Lenders.  Neither the Facility Agent, nor the Security Trustee nor any Lender nor any Swap Bank shall be under any liability or responsibility whatsoever:
(a)          to any Borrower or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lender or any other person of any of its or their obligations under this Agreement or the other Transaction Documents;
(b)          to any Lender or Lenders or any Swap Bank as a consequence of any failure or delay in performance by, or any breach by the Borrowers of any of its obligations under this Agreement or the other Transaction Documents; or
(c)          to any Lender or Lenders or any Swap Bank for any statements, representations or warranties contained in this Agreement or the other Transaction Documents or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement or the other Transaction Documents or any document or instrument delivered in connection with the transactions hereby contemplated.

16.11          Indemnification of Facility Agent and Security Trustee.  The Lenders agree to indemnify each of the Facility Agent and the Security Trustee (to the extent not reimbursed by any of the Borrowers), pro rata according to the respective amounts of their interests in the Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Facility Agent or the Security Trustee, as the case may be, in any way relating to or arising out of this Agreement or the other Transaction Documents, any action taken or omitted by the Facility Agent or the Security Trustee, as the case may be, hereunder or thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement or the other Transaction Documents, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Agent's or Security Trustee's, as the case may be, gross negligence or willful misconduct.
16.12          Consultation with Counsel.  Each of the Facility Agent and the Security Trustee may consult with legal counsel selected by the Facility Agent or Security Trustee, as the case may be and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.
16.13          Resignation.  Each of the Facility Agent and the Security Trustee may resign at any time by giving sixty (60) days' written notice (the "Resignation Effective Date") thereof to the Lenders and each of the Borrowers.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Facility Agent or Security Trustee, as the case may be.  If no successor Facility Agent or Security Trustee, as the case may be, shall have been so appointed by the Majority Lenders and shall have accepted such appointment within sixty (60) days after the retiring Facility Agent's or Security Trustee's, as the case may be, giving notice of resignation, then the retiring Facility Agent or Security Trustee, as the case may be, may, on behalf of the Lenders, appoint a successor Facility Agent or Security Trustee, as the case may be, which shall be a bank or trust company of recognized standing.  The appointment by the Majority Lenders of any successor to the Facility Agent or Security Trustee shall (unless an Event of Default has occurred and is continuing) be subject to the prior written consent of each of the Borrowers, such consent not to be unreasonably withheld.  After any resignation of the Facility Agent or Security Trustee hereunder, the provisions of this Section 16 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Facility Agent or Security Trustee, as the case may be.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
16.14          Representations of Lenders.  Each Lender represents and warrants to each other Lender, the Facility Agent and the Security Trustee that:
(i)
in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of each of the Borrowers, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender the Facility Agent or the Security Trustee; and

(ii)	so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of each of the Borrowers.

16.15          Notification of Event of Default.  If the Facility Agent has received a notice from any Borrower or any Lender about the occurrence of a Default or Event of Default, the Facility Agent shall promptly notify the Lenders of such Default or Event of Default.
16.16          Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under any Transaction Documents, or otherwise) on account of the amounts advanced and owing to it (other than pursuant to Sections 12.2 or 12.7 or otherwise in respect of any gross up for Taxes pursuant to Section 7.1) in excess of its ratable share of payments on account of the amounts advanced obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the amounts advanced owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each of the Borrowers agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 16.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
17.	NOTICES AND DEMANDS
17.1          Notices.  All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to any of the Borrowers and/or the Facility Agent and/or the Security Trustee at its respective address or facsimile number set forth below and to the Lenders at their addresses and facsimile numbers set forth in Schedule 1 hereto or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to the other party hereto.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 17.1 and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.
If to the Borrowers:
c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902 Telephone No.: +1 (203) 674-9900 Facsimile No.: +1 (203) 674 9691 Attention: Theodore Young Email: accounting.us@dorianlpg.com

With a copy to:	Watson Farley & Williams LLP 250 West 55th Street, 31st Floor New York, New York 10019 Email: drodgers@wfw.com

If to the Parent Guarantor:	c/o Dorian LPG (USA.) LLC 27 Signal Road Stamford, CT 06902 Telephone No.: +1 (203) 674-9900 Facsimile No.: +1 (203) 674 9691 Attention: Theodore Young Email: accounting.us@dorianlpg.com

With a copy to:	Watson Farley & Williams LLP 250 West 55th Street, 31st Floor New York, New York 10019 Email: drodgers@wfw.com

If to the Facility Agent or Security Trustee:

DNB BANK ASA 200 Park Avenue, 31st Floor New York, New York 10166 Telephone No.: (212) 681-3800 Attention: CSD Loans Department Facsimile No.: (212) 681-4123 Email: nyloanscsd@dnb.no

With a copy to:	Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 Attention: Mike Timpone, Esq. Email: timpone@sewkis.com

18.	MISCELLANEOUS
18.1          Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Facility Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held (including, but not limited to, the Earnings Account(s)) and other indebtedness at any time owing by the Facility Agent, such Lender or such Affiliate to or for the credit or the account of any of the Borrowers against any and all of the obligations of such Borrower now or hereafter existing under the Transaction Documents, irrespective of whether the Facility Agent or such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The Facility Agent and each Lender agrees promptly to notify each Borrower after any such set‑off and application; provided, however, that the failure to give such notice shall not affect the validity of such set‑off and application.  The rights of the Facility Agent and each Lender and their respective Affiliates under this Section 18.1 are in addition to other rights and remedies (including, without limitation, other rights of set‑off) that the Facility Agent, such Lender, the Security Trustee and their respective Affiliates may have.  Notwithstanding anything to the contrary set forth in Section 18 or elsewhere herein, the Facility Agent may not discriminate against the Lenders generally in favor of its own interests when exercising setoff rights against amounts received from any Borrower hereunder, including any amount in any Earnings Account.

18.2          Time of Essence.  Time is of the essence with respect to this Agreement but no failure or delay on the part of any of the Facility Agent, the Security Trustee or the Lenders to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any of the Facility Agent, the Security Trustee or the Lenders of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.
18.3          Unenforceable, etc., Provisions–Effect.  In case any one or more of the provisions contained in this Agreement or any other Transaction Document would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against any of the Borrowers, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.
18.4          References.  References herein to Articles, Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Agreement or the other Transaction Documents as applicable, unless the context otherwise requires.
18.5          Further Assurances.  Each of the Borrowers agrees that if this Agreement or any of the other Transaction Documents shall, in the reasonable opinion of the Creditors, at any time be deemed by the Creditors for any reason insufficient in whole or in part to carry out the purposes conferred or intended to be conferred thereby, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Creditors may be reasonably required in order to more effectively accomplish the purposes of this Agreement and/or the other Transaction Documents.
18.6          Prior Agreements, Merger.  Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and any of the Lenders, on the other part, relating to the transactions contemplated hereby, whether written or oral are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties and the Lenders, the Facility Agent and the Security Trustee, as the case may be, are parties, which alone fully and completely express the agreements between the Security Parties and the Lenders.
18.7          Entire Agreement; Amendments.  This Agreement constitutes the entire agreement of the parties hereto.  Neither this Agreement, the Note, any of the Security Documents nor any Interest Rate Agreement nor any terms hereof or thereof may be waived or amended unless such waiver or amendment is approved by each of the Borrowers and the Majority Lenders, provided that no such waiver or amendment shall, without the written consent of each Lender affected thereby, (i) reduce the interest rate or extend the time of a scheduled payment of principal or interest or fees on the Loan or reduce the principal amount of the Loan or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default, other than a payment default, or any mandatory repayment of the Loan shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 18.7, (iv) amend the definition of Majority Lenders or any other definition referred to in this Section 18.7, (v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, (vi) waive any late fee more than twice during the term of the Loan, any such waiver to be for a maximum of ten (10) days, or (vii) release any Security Party from any of its obligations under any Transaction Document except as expressly provided herein or in such Transaction Document; provided, further, that approval by all Lenders shall be required for any amendment or waivers with respect to Section 5.4 of this Agreement.  All amendments approved by the Majority Lenders under this Section 18.7 must be in writing and signed by each of the Borrowers, each of the Lenders comprising the Majority Lenders and, if applicable, each Lender affected thereby and any such amendment shall be binding on all the Lenders; provided, however, that any amendments or waivers with respect to Section 5.4 of this Agreement must be in writing and signed by each of the Borrowers and all of the Lenders.

18.8          Assumption re Event of Default.  The Lenders shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Lenders have been notified by a Borrower of such fact.  In the event that any Lender shall have been notified, in the manner set forth in the preceding sentence, by a Borrower of any Event of Default or Default, such Lender shall promptly notify the Facility Agent in writing, and the Majority Lenders may take action and assert such rights under this Agreement or under any other Transaction Document or as provided for under applicable law as they determine are appropriate.
18.9          Indemnification.  Neither any Creditor nor any of its directors, officers, agents or employees shall be liable to any Borrower for any action taken or not taken thereby in connection herewith in the absence of its own gross negligence, willful misconduct or fraud.  Each of the Borrowers hereby jointly and severally agrees to indemnify the Creditors, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all claims, losses, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of every nature and character (other than taxes) arising out of, in connection with, or as a result of the execution or delivery of the Transaction Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations under the Transaction Documents or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by a Borrower of the proceeds of the Loan, (b) the reversal or withdrawal of any provisional credits granted by the Facility Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any Borrower, (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnitee is a party thereof, (d) any civil penalty or fine assessed by OFAC or another Governmental Authority against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Facility Agent or any other Creditor as a result of conduct of any of the Borrowers, any Subsidiary or Affiliate thereof or any of the directors, officers, employees, agents, representatives and advisors of the foregoing Persons that violates Sanctions or Anti-Money Laundering Law, or (e) with respect to the Borrowers and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Materials of Environmental Concern or any action, suit, proceeding or investigation brought or threatened with respect to any Materials of Environmental Concern relating to any circumstance or occurrence arising in relation to, or during the time of, the management, use, control ownership or operation of property or assets by such Borrower (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable and documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the relevant Borrower shall not be responsible for any liabilities, losses, damages and/or expenses under this Section 18.9 caused by an  Indemnitee's own gross negligence, willful misconduct or fraud.  Notwithstanding anything herein to the contrary, the foregoing indemnification shall not apply to the extent that any claims, damages, expenses, obligations, penalties, actions, judgments, suits or costs arise with respect to any Vessel from and after such time as any Creditor (or any designee thereof) takes possession or control of such Vessel (except to the extent that any such matter relates to any circumstance or occurrence arising prior to such time).  In litigation, or the preparation therefor, the Creditors and their Affiliates shall be entitled to select their own counsel and, if arising after the occurrence and during the continuation of an Event of Default, the Borrowers agree to pay promptly the reasonable and documented fees and expenses of such counsel.  To the extent that the respective interests of the Creditors in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Creditors using their reasonable good faith judgment), the Creditors shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor.  If, and to the extent that the obligations of a Borrower under this Section 18.9 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this Section 18.9 shall survive payment or satisfaction in full of the Loan and all other obligations under this Agreement and the other Transaction Documents.

18.10          USA Patriot Act Notice; Bank Secrecy Act.  The Facility Agent hereby notifies each of the Security Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the "Patriot Act"), and the policies and practices of the Facility Agent, each of the Creditors is required to obtain, verify and record certain information and documentation that identifies each of the Security Parties, which information includes the name and address of each of the Security Parties and such other information that will allow the Creditors to identify each of the Security Parties in accordance with the Patriot Act.  In addition, each of the Security Parties shall comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.
18.11          CEA Eligible Contract Participant.  Notwithstanding anything to the contrary in any Transaction Document, no Security Party shall be deemed to guarantee, become jointly and severally obligated for or pledge assets in support of a "swap," as defined in Section 1(a)(47) of the Commodity Exchange Act ("CEA") of another Security Party in favor of the Swap Bank if at the time that swap is entered into, such Security Party is not an "eligible contract participant" as defined in Section 1(a)(18) of the CEA.
18.12          Contractual Recognition of Bail-In.
Notwithstanding any other term of any Transaction Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Transaction Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)          any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)          a variation of any term of any Transaction Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

18.13          Counterparts; Electronic Delivery.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart.  In the event that any of the Borrowers delivers an executed counterpart of this Agreement by facsimile or electronic transmission, such Borrower shall also deliver an originally executed counterpart as soon as practicable, but the failure of such Borrower to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.
18.14          Headings.  In this Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.
18.15          Publication.  With the consent of the Parent Guarantor (not to be unreasonably withheld or delayed), the Facility Agent or the Mandated Lead Arranger may, at its option and sole expense, publish information about its participation (including its arranger and agent role) in the Loan and for such purpose only, use the approved likeness of the logo and trademark of any of the Borrowers and the Parent Guarantor.
[Signature Page Follows]

IN WITNESS whereof, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

CORSAIR LPG TRANSPORT LLC CNML LPG TRANSPORT LLC CMNL LPG TRANSPORT LLC CJNP LPG TRANSPORT LLC as Borrowers

By:/s/ Theodore B. Young
Name: Theodore B. Young
Title: President

DORIAN LPG LTD. as Parent Guarantor

By: /s/ Theodore B. Young
Name: Theodore B. Young
Title: Chief Financial Officer and Treasurer

[Signature Page to the Loan Agreement]

DNB BANK ASA, NEW YORK BRANCH as Facility Agent and Security Trustee

By: /s/ Nicholas Kaasik
Name: Nicholas Kaasik
Title: Attorney-in-fact

By: /s/ Sophia Agathis
Name: Sophia Agathis
Title: Attorney-in-fact

DNB BANK ASA, NEW YORK BRANCH as Swap Bank

By: /s/ Nicholas Kaasik
Name: Nicholas Kaasik
Title: Attorney-in-fact

By: /s/ Sophia Agathis
Name: Sophia Agathis
Title: Attorney-in-fact

DNB CAPITAL LLC, as Lender

By: /s/ Nicholas Kaasik
Name: Nicholas Kaasik
Title: Attorney-in-fact

By: /s/ Sophia Agathis
Name: Sophia Agathis
Title: Attorney-in-fact

[Signature Page to the Loan Agreement]

DNB MARKETS, INC., as Mandated Lead Arranger and Book Runner

By: /s/ Nicholas Kaasik
Name: Nicholas Kaasik
Title: Attorney-in-fact
By: /s/ Sophia Agathis
Name: Sophia Agathis
Title: Attorney-in-fact

[Signature Page to the Loan Agreement]

SCHEDULE 1
LENDERS AND SWAP BANK
Name	Role	Commitment
DNB CAPITAL LLC 200 Park Avenue, 31st Floor New York, New York 10166 Telephone No.: (212) 681-3800 Attention: CSD Loans Department Facsimile: (212) 681-4123 Email: nyloanscd@dnb.no	Lender	$97,000,000
DNB BANK ASA, NEW YORK BRANCH 200 Park Avenue, 31st Floor New York, New York 10166 Telephone No.: (212) 681-3800	Swap Bank	N/A

SCHEDULE 2
THE VESSELS
Name	Designated Jurisdiction	IMO No.
CAPTAIN JOHN NP	Bahamas	9347504
CAPTAIN MARKOS NL	Bahamas	9315680
CAPTAIN NICHOLAS ML	Bahamas	9351919
CORSAIR	Bahamas	9689926